Exhibit (d)(1)
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RC2 CORPORATION,
TOMY COMPANY, LTD.
AND
GALAXY DREAM CORPORATION
March 10, 2011

i

ii

iii

INDEX OF DEFINED TERMS

409A Plan	3.10	(e)
Agreement	Preamble
Appraisal Rights Provisions	2.11	(d)
Appraisal Shares	2.11	(d)
Arrangements	3.10	(p)
Bankruptcy and Equity Exception	3.04	(a)
CERCLA	9.03
Certificate	2.11	(a)
Certificate of Merger	2.03
Change of Recommendation	5.03	(e)
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Board	Recitals
Company Recommendation	1.02	(a)
Company SEC Documents	3.07	(a)
Company Stockholders Meeting	2.09	(a)(i)
Confidentiality Agreement	5.02	(b)
Continuing Director	1.04
Copyrights	9.03
Covered Securityholders	3.10	(p)
Current Offering	2.14	(b)
Current Offering Termination Date	2.14	(b)
Cut-off Date	5.03	(b)
Delaware Court	9.12
DGCL	Recitals
EDGAR	3.07	(a)
Effective Time	2.03
Environmental Permits	3.14	(d)
Exchange Fund	2.12	(a)
Extension Excluded Party Notice Date	5.03	(b)
Fairness Opinion	3.12
FCPA	3.22
Filed Company SEC Documents	3.07	(a)
Financing	6.11
Foreign Benefit Plan	3.10	(o)
HSR Act	3.05	(b)
Manufacturers	3.18
Material Contract	3.11	(a)
Merger	Recitals
Merger Consideration	2.11	(a)
MergerSub	Preamble
Minimum Condition	1.01	(a)
New Employment Agreements	Recitals
No-Shop Period Start Date	5.03	(a)
Offer	Recitals
Offer Closing	1.01	(a)
Offer Closing Date	1.01	(a)
Offer Conditions	1.01	(a)
Offer Documents	1.01	(c)
Offer Price	Recitals

i

Option/SAR Cancellation Value	2.14	(a)(iii)
Parent	Preamble
Parent Board	Recitals
Patents	9.03
Paying Agent	2.12	(a)
Promissory Note	1.03	(b)
Proxy Statement	2.09	(a)(ii)
RCRA	9.03
Required Company Stockholder Vote	3.04	(c)
Retained Employee	6.04	(a)
RSU Cancellation Value	2.14	(a)(ii)
Schedule 14D-9	1.02	(b)
Section 5.03(e) Notice	5.03	(e)
Software	9.03
Subsequent Offering Period	1.01	(a)
Surviving Corporation	2.01
Takeover Laws	3.23
Termination Date	8.01	(e)
Termination Fee	8.03	(a)(iii)
Title IV Plan	3.10	(g)
Top-Up Option	1.03	(a)
Top-Up Option Closing	1.03	(b)
Top-Up Option Shares	1.03	(a)
Trade Secrets	9.03
Trademarks	9.03
Transactions	3.04	(a)
Triggering Event	8.01	(g)
Voting Debt	3.03	(a)

EXHIBITS

Exhibits A-1 through A-7	New Employment Agreements

Exhibit B Exhibit C	Form of Amended Certificate of Incorporation Company Restricted Stock, Company RSUs and Company Options and SARs
SCHEDULES
Company Disclosure Schedule

Section 3.01(b)	Company Subsidiaries
Section 3.03(a)	Capitalization of the Company
Section 3.03(b)	Capitalization of the Company Subsidiaries
Section 3.03(c)	Record Holders of Company Stock Rights and Company Restricted Stock
Section 3.05(a)	No Conflicts
Section 3.05(b)	Consents
Section 3.06	Compliance; Permits
Section 3.08	Absence of Certain Changes or Events
Section 3.09	Litigation
Section 3.10(a)	Employee Benefit Plans
Section 3.10(d)	Certain Payments
Section 3.10(j)	Certain Post-Termination Benefits
Section 3.11(a)	Certain Contracts
Section 3.11(b)	Certain Contracts
Section 3.13	Assets; Title to Property
Section 3.14(a)	Compliance with Environmental Laws
Section 3.14(b)	Hazardous Materials
Section 3.14(c)	Notices of Alleged Environmental Liability
Section 3.14(d)	Environmental Permits
Section 3.14(e)	Material Environmental Claims
Section 3.15	Taxes
Section 3.17	Related Party Transactions
Section 3.18	Labor Matters
Section 3.19	Brokers
Section 3.20(a)	Intellectual Property
Section 3.20(c)	Intellectual Property Consents
Section 3.20(d)	Intellectual Property Litigation
Section 3.20(e)	No Conflict
Section 3.20(g)	Infringement of Third-Party Intellectual Property
Section 3.20(h)	Intellectual Property Claims
Section 3.20(j)	Patent Notices
Section 3.21	Major Customers and Suppliers
Section 5.01(b)	Conduct of Business by the Company

Section 5.01(b)(xvii)	Annual Budget
Section 6.04(e)	Assumed Employee Benefit Plans
Section 6.05(b)	Annual Insurance Premiums
Section 9.03	Company Knowledge Group

Parent Disclosure Schedule

Section 4.02	Authorization and Validity of Agreement
Section 4.03(a)	No Conflicts
Section 4.03(b)	Consents
Section 4.09	Approval of Parent Stockholders
Section 4.10	Brokers
Section 9.03	Parent Knowledge Group

Annex I	Conditions of the Offer

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 10, 2011, among Tomy Company, Ltd., a company organized under the Laws of Japan (“Parent”), Galaxy Dream Corporation, a Delaware corporation and a wholly owned indirect subsidiary of Parent (“MergerSub”), and RC2 Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 9.03.
RECITALS
          A. It is proposed that, upon the terms and subject to the conditions of this Agreement, MergerSub make a cash tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all outstanding shares of Company Common Stock for $27.90 per share, net to the seller in cash (such price, or any such higher price per share of Company Common Stock as may be paid in the Offer, is referred to herein as the “Offer Price”).
          B. It is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), following the consummation of the Offer, MergerSub will merge with and into the Company, with the Company being the surviving corporation (the “Merger”).
          C. The Board of Directors of the Company (the “Company Board”) has by a unanimous vote of those voting (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the stockholders of the Company, (ii) approved and adopted this Agreement and the Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock into the Offer, and approve and adopt this Agreement to the extent required by applicable Law.
          D. The Board of Directors of Parent (the “Parent Board”) and Board of Directors of MergerSub have approved and adopted this Agreement and the Transactions, including the Offer and the Merger, and the sole stockholder of MergerSub has approved and adopted this Agreement.
          E. New employment agreements with each of Curtis W. Stoelting, Peter J. Henseler, Gregory J. Kilrea, Peter A. Nicholson, Helena Lo and Jamie A. Kieffer and a bonus agreement with Gary W. Hunter (collectively, the “New Employment Agreements”) have been entered into prior to or on the date hereof, which are attached as Exhibits A-1 through A-7.
AGREEMENTS
          In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, MergerSub and the Company hereby agree as follows:

ARTICLE I
THE OFFER
          SECTION 1.01 The Offer.
               (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in paragraphs (a)—(g) of Annex I hereto shall have occurred and be continuing, on the date that is the 10th Business Day after the date of this Agreement, MergerSub shall, and Parent shall cause MergerSub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding shares of Company Common Stock at the Offer Price. The initial Expiration Date of the Offer shall be 12 midnight, New York City time, at the end of the 20th Business Day following commencement of the Offer. The obligations of MergerSub to, and of Parent to cause MergerSub to, accept for payment and to pay for any shares of Company Common Stock validly tendered on or prior to the expiration of the Offer and not validly withdrawn shall be subject only to (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to any shares of Company Common Stock already owned by Parent or any of the Parent Subsidiaries, if any, represents at least a majority of the shares of Company Common Stock outstanding on a Fully-Diluted Basis, excluding shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures (the “Minimum Condition”) and (ii) the satisfaction or waiver (to the extent permitted under this Agreement) of the other conditions set forth in Annex I hereto (collectively, the “Offer Conditions”). MergerSub expressly reserves the right, from time to time, to waive any of the Offer Conditions or to make other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, MergerSub shall not (A) amend or waive the Minimum Condition, (B) decrease the Offer Price, (C) decrease the number of shares of Company Common Stock sought in the Offer, (D) change the form of consideration payable in the Offer, (E) impose conditions to the Offer that are in addition to the Offer Conditions, (F) extend the Expiration Date of the Offer in any manner other than as permitted in this Section 1.01 or (G) amend any of the terms and conditions of the Offer in any manner adverse to the holders of the shares of Company Common Stock. Notwithstanding the foregoing, (u) if there shall have been one or more Extension Excluded Parties as of the Extension Excluded Party Notice Date and the Company shall have delivered to Parent the written notice identifying such Extension Excluded Party in accordance with Section 5.03(b), MergerSub shall extend the Offer until the first Business Day following the Cut-off Date, (v) if on the initial Expiration Date of the Offer or on any subsequent scheduled Expiration Date of the Offer, all Offer Conditions shall not have been satisfied or waived, MergerSub may, from time to time, in its sole discretion, extend the Offer for one or more periods of not more than five (5) Business Days each beyond such Expiration Date, provided, however, that MergerSub shall not be entitled to extend the Offer to any date occurring after the Termination Date, (w) MergerSub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ applicable to the Offer, (x) MergerSub shall extend the Offer for one or more periods of no more than five (5) Business Days each (or such longer period as the parties hereto agree) until the condition set forth in clause (ii) of the first paragraph of Annex I related to the HSR Act and Foreign Antitrust Laws is satisfied or waived; provided, however, that in no event shall MergerSub be required to extend the Offer (1) beyond the Termination Date or (2) at any time that Parent or MergerSub is permitted to terminate this Agreement pursuant to Article VIII, (y) if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied, then MergerSub shall extend the Offer on a single occasion for a five (5) Business Day period; provided, however, that in no event shall MergerSub be required to extend the Offer (1) beyond the Termination Date or (2) at any time that Parent or MergerSub is permitted to terminate this Agreement pursuant to Article VIII, and (z) MergerSub may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”) of not more than twenty (20) Business Days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the Expiration Date and not validly withdrawn, a number of shares of Company Common Stock, which when added to any shares of Company Common Stock already owned by Parent or any of the Parent Subsidiaries, represent at least 90% of the then outstanding shares of Company Common Stock at the Offer Closing (including following the exercise of the Top-Up Option at Parent or MergerSub’s option). In addition, MergerSub may increase the Offer Price and extend the Offer to the extent required by applicable Law in connection with such increase in each case in its sole discretion and without the Company’s consent. Subject to the prior satisfaction of the Minimum Condition and the prior satisfaction or waiver by Parent or MergerSub (to the extent permitted under this Agreement) of the other Offer Conditions, MergerSub shall, and Parent shall cause MergerSub to, in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after expiration of the Offer (subject to the provisions of Rule 14d-11 under the Exchange Act, to the extent applicable). The Offer Price shall be net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Acceptance for payment of the shares of Company Common Stock pursuant to and subject to the conditions of the Offer after the expiration of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. If the payment of the Offer Price is to be made to a Person other than the Person in whose name the tendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so tendered be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the Certificate tendered, or required for any other reason relating to such holder or requesting Person, or shall have established to the satisfaction of Parent and MergerSub that such Tax either has been paid or is not required to be paid.
               (b) MergerSub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, MergerSub shall, and Parent shall cause MergerSub to, promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, and MergerSub shall not in the event of any such termination pursuant to Article VIII acquire any shares of Company Common Stock pursuant to the Offer. If the Offer is terminated by MergerSub, or this Agreement is terminated prior to the acquisition of shares of Company Common Stock in the Offer, MergerSub shall promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) return, and shall cause any depositary acting on behalf of

MergerSub to return, in accordance with applicable Law, all shares of Company Common Stock that have been tendered in the Offer to the registered holders thereof.
               (c) As soon as practicable on the date the Offer is commenced, Parent and MergerSub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include the offer to purchase and forms of the related letter of transmittal and notice of guaranteed delivery and all other required or appropriate ancillary Offer documents (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Subject to the Company’s compliance with Section 1.02(c), Parent and MergerSub shall cause the Offer Documents to be disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. Parent and MergerSub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. MergerSub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. The Company shall promptly furnish to Parent and MergerSub all information concerning the Company that is required or reasonably requested by Parent or MergerSub in connection with the obligations relating to the Offer Documents contained in this Section 1.01(c). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. In addition, Parent and MergerSub agree to: (i) provide the Company and its counsel with any comments or communications that Parent, MergerSub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or MergerSub’s, as the case may be, receipt of such comments or communications, (ii) cooperate with the Company and its counsel in responding to such comments or communications, and (iii) use their respective reasonable best efforts to respond promptly to such comments.
               (d) Parent shall provide or cause to be provided to MergerSub on a timely basis the consideration necessary to pay for any shares of Company Common Stock that MergerSub becomes obligated to accept for payment and pay for pursuant to the Offer, and shall cause MergerSub to fulfill all of MergerSub’s obligations under this Agreement.
          SECTION 1.02 Company Actions.
               (a) The Company hereby approves of and consents to the Offer, and represents and warrants that the Company Board, at a meeting duly called and held, at which all directors of the Company were present, by a unanimous vote of those voting, has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the stockholders of the Company; (ii) approved and adopted this Agreement and the Transactions, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock into the Offer, and approve and adopt this Agreement to the extent required by applicable Law (the “Company Recommendation”); (iv) to the extent applicable, directed that this Agreement and the Merger be submitted to the stockholders of the Company for consideration in accordance with this Agreement; and (v) taken all actions required to be taken in order to exempt this Agreement and the Transactions from the requirements of any

Takeover Laws, which resolutions have not been amended, rescinded, modified or withdrawn in any way. The Company consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9. The Company has been advised that all of the Company’s directors and executive officers intend to tender all shares of Company Common Stock beneficially owned by them to MergerSub pursuant to the Offer.
               (b) As soon as reasonably practicable on the date the Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.03(e), contain the Company Recommendation and shall include the Fairness Opinion and the information with respect to such opinion required to be disclosed by Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable). The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws. The Company, on the one hand, and Parent and MergerSub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the shares of Company Common Stock as required by applicable U.S. federal securities Laws. Parent and MergerSub shall promptly furnish to the Company all information concerning Parent and MergerSub that is required or reasonably requested by the Company in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.02(b). Parent, MergerSub and their counsel shall be given the reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to: (i) provide Parent, MergerSub and their counsel in writing with any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments or communications, (ii) cooperate with Parent and its counsel in responding to such comments or communications, and (iii) use its reasonable best efforts to respond promptly to such comments.
               (c) In connection with the Offer, the Company shall promptly furnish (or cause its transfer agent to furnish) to MergerSub mailing labels or electronic files containing the names and addresses of all record holders of shares of Company Common Stock and security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings or computer files containing the names, addresses and security position listings of the record holders and beneficial owners of the shares of Company Common Stock as of a recent date. The Company shall promptly furnish MergerSub with such additional information and such other assistance in disseminating the Offer Documents to holders of the shares of Company Common Stock (including lists of holders of the shares of Company Common Stock, updated periodically, and their addresses, mailing labels and lists of security positions) as MergerSub or its agents may reasonably request. The Company, Parent and MergerSub agree to disseminate the Offer Documents and the Schedule 14D-9 to the holders of shares of Company Common Stock together in the same mailing or other form of distribution. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the Transactions, Parent and MergerSub and their respective Representatives shall use the information provided pursuant to this Section 1.02(c) only in connection with the Offer and the Merger, shall keep confidential and not disclose such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be terminated, will deliver to the Company or destroy all copies of such information then in their possession or under their control in accordance with the Confidentiality Agreement upon the request of the Company.
          SECTION 1.03 Top-Up Option.
               (a) The Company hereby grants to MergerSub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number (but not less than that number) of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Company Common Stock owned, directly or indirectly, by Parent, MergerSub or any of the other Parent Subsidiaries, at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than ninety percent (90%) of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole but not in part, at any one time on or after the date MergerSub accepts for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer and prior to the earlier to occur of (1) the Effective Time and (2) the termination of this Agreement in accordance with Section 8.01; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned, directly or indirectly, by Parent or MergerSub constitutes one share of Company Common Stock more than ninety percent (90%) of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares and (B) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of Company Common Stock not otherwise reserved for issuance.
               (b) Upon the exercise of the Top-Up Option in accordance with Section 1.03(a), MergerSub shall so notify the Company and shall set forth in such notice (1) the number of shares of Company Common Stock expected to be owned, directly or indirectly, by Parent or MergerSub immediately preceding the purchase of the Top-Up Option Shares, (2) the number of Top-Up Option Shares, and (3) a place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Option Closing”). At the Top-Up Option Closing, MergerSub shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares pursuant to this Section 1.03, and the Company shall cause to be issued to MergerSub a certificate representing the Top-Up Option Shares. At its election, MergerSub may pay the aggregate purchase price payable for the Top-Up Option Shares either (A) in cash by wire transfer of immediately available funds to an account designated by the Company, or (B) by (i) paying in cash, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (ii) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price payable for the Top-Up Option Shares less the amount paid in cash pursuant to the preceding clause (i) (the “Promissory Note”). The Promissory Note (A) shall be due on the first anniversary of the Top-Up Option Closing, (B) shall accrue simple interest of 3% per annum, (C) shall be full recourse to Parent and MergerSub, (D) may be prepaid, in whole or in part, at any time without premium or penalty, (E) shall provide that the unpaid principal amount and accrued interest under the Promissory Note shall immediately become due and payable in the event that (x) MergerSub fails to make any payment of interest on the Promissory Note as provided therein and such failure continues for a period of 30 days or (y) MergerSub files or has filed against it any petition under bankruptcy or insolvency law or makes a general assignment for the benefit of creditors and (F) shall have no other material terms.
               (c) Parent and MergerSub understand that the shares of Company Common Stock that MergerSub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. MergerSub agrees that any Top-Up Option Shares to be acquired upon exercise of the Top-Up Option will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act, and that any certificates representing the Top-Up Option Shares may include any legends required by applicable securities laws.
               (d) The parties agree and acknowledge that in any appraisal proceeding with respect to Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Option Shares or any consideration paid or delivered by MergerSub to the Company in payment for the Top-Up Option Shares.
          SECTION 1.04 Directors.
               (a) Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this Section 1.04(a)) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by MergerSub, Parent and any of the other Parent Subsidiaries bears to the total number of shares of Company Common Stock then outstanding (on a Fully-Diluted Basis). The Company shall, upon Parent’s request, either take all actions necessary to promptly increase the size of the Company Board, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or designated to the Company Board, and shall take all actions necessary to cause Parent’s designees to be so elected or designated at such time. At such time, the Company shall, upon Parent’s request, also cause Persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary, and (iii) each committee (or similar body) of each such board. The Company’s obligations under this Section

1.04(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.04(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Company Board. Parent or MergerSub shall supply the Company with information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.
               (b) Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.04(a) and until the Effective Time, the approval of a majority of the Continuing Directors, or the sole Continuing Director if there only be one Continuing Director, shall be required in order to (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or MergerSub under this Agreement, (iii) waive or exercise any of the Company’s rights under this Agreement or (iv) amend the Company’s certificate of incorporation or by-laws in any manner that would adversely affect the Company’s stockholders. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority following the election of Parent’s designees to the Company Board pursuant to Section 1.04(a), to institute any action on behalf of the Company to enforce performance of this Agreement or in accordance with its terms. For purposes of this Section 1.04(b), “Continuing Director” shall mean a member of the Company Board who was a member of the Company Board as of immediately prior to payment by MergerSub for shares pursuant to the Offer; provided, however, that if prior to the Effective Time there shall be no Continuing Director for any reason, the other members of the Company Board shall designate a person to serve as a member of the Company Board who is not an officer, employee, director or designee of Parent or any of its affiliates and who is an “independent director” as defined by the NASDAQ Marketplace Rules (and such person designated shall be considered a Continuing Director for purposes of this Agreement).
ARTICLE II
THE MERGER
          SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of MergerSub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation of the Merger (the “Surviving Corporation”).
          SECTION 2.02 Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 8.01 hereof, the closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m., Central Time, on the 3rd Business Day after all of the conditions to the Closing set forth in Article VII hereof are satisfied or, if permitted, waived (in writing)

(other than those that by their terms cannot be satisfied prior to the Closing, but subject to the fulfillment or waiver, if permissible, (in writing) of such conditions at the Closing), unless another date and time is agreed to in writing by the parties hereto (the actual date of Closing being herein called the “Closing Date”).
          SECTION 2.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. Notwithstanding the foregoing, if the Merger is to be consummated pursuant to Section 2.10, on the Closing Date Parent shall execute and file a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as the case may be, with the Delaware Secretary of State or on such later date or later time as Parent and the Company shall agree and specify in the Certificate of Merger or Certificate of Ownership and Merger, as the case may be (the “Effective Time”).
          SECTION 2.04 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.
          SECTION 2.05 Certificate of Incorporation and By-Laws. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in the form of Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The by-laws of MergerSub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that all references therein to MergerSub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by applicable Law.
          SECTION 2.06 Directors. The directors of MergerSub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until the earlier of his or her death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws or until his or her successor is duly elected and qualified, as the case may be.
          SECTION 2.07 Officers. The individuals specified by Parent prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until the earlier of each such Person’s death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws or until his or her successor is duly elected and qualified, as the case may be.
          SECTION 2.08 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights or properties of MergerSub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving

Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Corporation or otherwise to carry out this Agreement.
          SECTION 2.09 Stockholders Meeting.
               (a) If following the Offer Closing it is required by Law to consummate the Merger, the Company shall in accordance with applicable Law:
               (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the Offer Closing Date (or, if later, following the termination of the Subsequent Offering Period, if any) for the purpose of considering and taking action upon this Agreement (the “Company Stockholders Meeting”);
               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to its stockholders as soon as reasonably practicable, which Proxy Statement shall include all information required under applicable Law to be furnished to the stockholders of the Company in connection with the Merger and the Transactions, and shall include the Company Recommendation and the Fairness Opinion and information with respect to such opinion required to be disclosed by Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable), and (B) to obtain the necessary approvals of this Agreement, the Merger and the other Transactions by the stockholders of the Company; and
               (iii) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of MergerSub, advisable to secure the approval of stockholders required by the DGCL, the Company’s certificate of incorporation and any other applicable Law to effect the Merger.
               (b) The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law. Parent agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock then owned by it or MergerSub in favor of the approval and the adoption of this Agreement.
               (c) Without limiting the generality of the foregoing, the Company agrees that its obligation to duly call, give notice of, convene and hold the Company

Stockholders Meeting, as required by this Section 2.09, shall not be affected by the withdrawal, amendment or modification of the Company Recommendation.
          SECTION 2.10 Merger Without Meeting of Stockholders. Notwithstanding Section 2.09, in the event that Parent or MergerSub shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties hereto agree, subject to Article VII, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.
          SECTION 2.11 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerSub, the Company or the holders of any of the following securities:
               (a) Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.11(b) and other than any Appraisal Shares) shall be converted, in accordance with Section 2.12, into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect thereto other than the right to receive the Merger Consideration into which such Company Common Stock has been converted pursuant hereto upon the surrender of such Certificate in accordance with Section 2.12, without interest thereon.
               (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, MergerSub or any direct or indirect wholly owned Parent Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
               (c) Each share of common stock, par value $0.01 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation held by the same holder thereof and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of MergerSub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
               (d) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) (i) have not voted or consented to adopt and approve this Agreement and (ii) shall have demanded properly in writing appraisal for such shares, and not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Appraisal Shares”), will not be converted as described in Section 2.11(a), but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration in the manner provided in Section 2.11(a) upon surrender of the Certificates representing such shares of Company Common Stock pursuant to Section 2.12. Persons who have perfected appraisal rights under the Appraisal Rights Provisions with respect to Appraisal Shares as aforesaid will not receive the Merger Consideration as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Appraisal Shares. The Company shall give Parent prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to any shares of Company Common Stock and withdrawals and attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of such demands.
               (e) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price, Merger Consideration, Option/SAR Cancellation Value and RSU Cancellation Value shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Offer Price, Merger Consideration, Option/SAR Cancellation Value and RSU Cancellation Value, subject to further adjustment in accordance with this sentence; provided that this Section 2.11(e) shall not be deemed to constitute a waiver of any breach by the Company of Section 5.01.
          SECTION 2.12 Exchange of Certificates.
               (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), and such deposit shall be solely for the benefit of the holders of shares of Company Common Stock (other than holders of Appraisal Shares), for exchange in accordance with this Article II through the Paying Agent, available funds sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.11(a) (such cash being referred to herein as the “Exchange Fund”) in exchange for the outstanding shares of Company Common Stock.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a Certificate or Certificates, whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.11(a), (i) a letter of transmittal (which shall (A) include an accompanying IRS Form W-9 (or substitute IRS Form W-9) and IRS Form W-8BEN, (B) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and (C) be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. After the Effective Time and upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant hereto, and the Certificate so surrendered shall forthwith be canceled and the Merger Consideration shall be sent promptly to such holder. No interest will accrue or be paid with respect to any Merger Consideration to be delivered upon surrender of the Certificates. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall have established to the satisfaction of Parent and MergerSub that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.12, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant hereto, without interest thereon.
               (c) No Further Rights in the Shares. All Merger Consideration paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares.
               (d) Termination of Exchange Fund. At any time following the one-year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest or earnings received with respect thereto) that is held in the Exchange Fund and that has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, MergerSub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official as required by applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would, pursuant to applicable Law, escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of Parent, free and clear of all Claims and interests of any Person previously entitled thereto.
               (e) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Paying Agent, MergerSub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of Company Stock Rights such amounts as it is required by Law to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Rights, as applicable, in respect of which such deduction and withholding was made.
               (f) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Paying Agent or the Surviving Corporation may direct as indemnity against any Claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.
               (g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided that (i) no such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II or affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund, and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America with maturities of no more than 30 days, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively (or funds that invest in such obligations). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent and shall be paid to Parent as provided in Section 2.12(d).
          SECTION 2.13 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable

Law. On or after the Effective Time, any Certificates presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be canceled and converted into the Merger Consideration in accordance with this Article II.
          SECTION 2.14 Treatment of Company Stock Rights; ESPP.
               (a) Effective not later than immediately prior to the Effective Time, the Company shall terminate all Company Stock Plans. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:
               (i) immediately prior to the Effective Time, but conditioned upon the Merger, except as set forth in Exhibit C, each share of Company Restricted Stock shall become fully vested and free of restrictions and shall be treated as a share of Company Common Stock in accordance with Section 2.11(a);
               (ii) except as set forth in Exhibit C, at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be canceled in full and the holder thereof shall be entitled to receive in consideration for such cancellation (the “RSU Cancellation Value”) a cash payment equal to the product of the target number of shares of Company Common Stock that are subject to such Company RSU immediately prior to the Effective Time multiplied by the Merger Consideration, which RSU Cancellation Value shall be payable to such holder immediately following the Effective Time by the Surviving Corporation (or, if such Company RSU is subject to Section 409A of the Code, at such later date provided by the terms of such Company RSU); and
               (iii) except as set forth in Exhibit C, at the Effective Time, each Company Option and each Company SAR outstanding immediately prior to the Effective Time, whether or not vested, shall be canceled in full and cease to exist and the holder thereof shall be entitled to receive in consideration for such cancellation (the “Option/SAR Cancellation Value”) a cash payment equal to the product of (A) the number of shares of Company Common Stock that are subject to such Company Option or Company SAR immediately prior to the Effective Time, multiplied by (B) (x) the Merger Consideration reduced by (y) the exercise price per share of Company Common Stock subject to such Company Option or Company SAR, which Option/SAR Cancellation Value shall be payable by the Surviving Corporation to such holder immediately following the Effective Time.
               (b) The ESPP shall continue to be operated in accordance with its terms and past practice for the Offering (as defined in the ESPP) that is in effect as of the date of this Agreement (the “Current Offering”). Promptly upon execution of this Agreement, the Company shall, subject to applicable Law, suspend the commencement of any future Offerings under the ESPP unless and until this Agreement is terminated and shall terminate the ESPP as of the Closing Date. In the event the Offering Termination Date (as defined in the ESPP) for the

Current Offering (the “Current Offering Termination Date”) occurs following the Effective Time, the holder of each option then outstanding under the ESPP will be entitled to receive at the Current Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, a cash payment equal to the Merger Consideration.
               (c) All amounts payable pursuant to this Section 2.14 shall be subject to any required withholding taxes as provided in Section 2.12(e) and shall be paid without interest.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (a) as is disclosed in any of the Filed Company SEC Documents (other than disclosures referred to in any “Risk Factors” or “Forward Looking Statements” sections of any such Filed Company SEC Document or any other statements in such Filed Company SEC Documents that are predictive, cautionary or forward-looking) or (b) as set forth in the Company Disclosure Schedule with reference to the sections or subsections in this Agreement to which the information in such Company Disclosure Schedule relates; provided, however, that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face, the Company hereby represents and warrants to Parent that:
          SECTION 3.01 Organization and Qualification.
               (a) The Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business and in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so duly qualified or licensed or in good standing that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (b) The Company Subsidiaries. Except for the Company Subsidiaries or as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, limited liability company, joint venture or other Person. The Company Disclosure Schedule at Section 3.01(b) lists each Company Subsidiary and its jurisdiction of formation or incorporation. Each Company Subsidiary is a corporation or other entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation. Each Company Subsidiary has the requisite corporate, limited liability company or other organizational power and authority necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business and in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so duly qualified or licensed or in good standing that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          SECTION 3.02 Organizational Documents. The Company has heretofore delivered or made available to Parent complete and correct copies of the Organizational Documents, as amended or restated, of the Company and each of the Company’s “significant subsidiaries” (as such term in defined in Rule 1-02(w) of Regulation S-X) and such Organizational Documents are in full force and effect. None of the Company or any Company Subsidiary are in violation of their respective Organizational Documents.
          SECTION 3.03 Capitalization.
               (a) Capitalization of the Company. The entire authorized capital stock of the Company consists of 28,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 21,584,878 shares of Company Common Stock are issued and outstanding (other than shares of Company Restricted Stock), all of which were duly authorized, validly issued, and are fully paid and nonassessable, (ii) 2,878,190 shares of Company Common Stock are held in the Company’s treasury, (iii) a total of 1,369,156 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (iv) a total of 1,260,267 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding stock-settled Company SARs, (v) a total of 740,999 shares of Company Common Stock are reserved for future grant under the Company Stock Plans, (vi) a total of 416,846 shares of Company Common Stock are reserved for purchase under the ESPP, (vii) a total of 74,170 shares of Company Restricted Stock awards are issued and outstanding and (viii) a total of 140,000 target shares of Company Common Stock are subject to Company RSUs. All of the outstanding shares of the Company’s capital stock have been, all shares of Company Common Stock which may be issued pursuant to the Top-Up Option will be, when issued in accordance with the terms of this Agreement, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options, outstanding stock-settled Company SARs or outstanding Company RSUs will be, when issued in accordance with the terms of the applicable grant agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive or other similar rights. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Top-Up Option and as set forth at Section 3.03(c) of the Company Disclosure Schedule, there are no options, warrants, pre-emptive rights, restricted stock, restricted stock units, stock appreciation rights, subscriptions, puts, calls, exchange rights or other rights, agreements, arrangements, understandings or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or obligating the Company to issue, deliver, transfer, register or sell or cause to be issued, delivered, transferred, registered or sold, any shares of capital stock or Voting Debt of, or other equity interests in, the Company or securities convertible into or exchangeable for such shares, equity interests or other securities, or obligating the Company to grant, extend or enter into any such option, warrant, pre-emptive right, restricted stock, restricted stock unit, stock appreciation right, subscription, put, call, exchange right or other right, agreement, arrangement, understanding or commitment. Except as set forth at Section 3.03(a) of the Company Disclosure Schedule, there are no agreements, arrangements, understandings, commitments or obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any shares of the capital stock of the Company or any capital stock or other equity interests in any Person or to make any investment (in the form of a loan, capital contribution, or otherwise) in any Person. Except as set forth at Section 3.03(a) of the Company Disclosure Schedule, there are no voting trusts, proxies or any other agreements, arrangements, understandings or commitments relating to the voting or disposition of any shares of the Company’s capital stock or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board.
               (b) Capitalization of the Subsidiaries. Except as set forth on Section 3.03(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity interests in, each Company Subsidiary (i) have been duly authorized, validly issued, and are fully paid and non-assessable and not subject to or issued in violation of preemptive rights or other similar rights, (ii) are owned, directly or indirectly, by the Company, free and clear of all Encumbrances, and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no options, warrants, pre-emptive rights, restricted stock, restricted stock units, stock appreciation rights, subscriptions, puts, calls, exchange rights or other rights, agreements, arrangements, understandings or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, any Company Subsidiary or obligating any Company Subsidiary to issue, deliver, transfer, register or sell or cause to be issued, delivered, transferred, registered or sold, any shares of capital stock or Voting Debt of, or other equity interests in, any Company Subsidiary or securities convertible into or exchangeable for such shares, equity interests or other securities, or obligating any Company Subsidiary to grant, extend or enter into any such option, warrant, pre-emptive right, restricted stock, restricted stock unit, stock appreciation right, subscription, put, call, exchange right or other right, agreement, arrangement, understanding or commitment. Except as set forth at Section 3.03(b) of the Company Disclosure Schedule, there are no agreements, arrangements, understandings, commitments or obligations, contingent or otherwise, of any Company Subsidiary to repurchase, redeem, or otherwise acquire any shares of the capital stock or other equity interest in any Company Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth at Section 3.03(b) of the Company Disclosure Schedule, there are no voting trusts, proxies or any other agreements, arrangements, understandings or commitments relating to the voting or disposition of any shares of any Company Subsidiary’s capital stock or other equity interests or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors or similar body of any Company Subsidiary.
               (c) Section 3.03(c) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all record holders of Company Stock Rights and Company Restricted Stock, including for each such award (i) the number of shares of Company Common Stock subject to each award, (ii) the exercise or vesting schedule, as applicable, (iii) if applicable, the exercise price per share, (iv) the date of grant, (v) the expiration date, as applicable, and (vi) whether the Company Option is an incentive stock option (as defined in Section 422 of the Code) or a nonqualified stock option.

               (d) Each grant of a Company Stock Right and Company Restricted Stock was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. No Company Option or Company SAR has an exercise price that has been or may be less than the fair market value of a share of Company Common Stock as of the date such Company Option or Company SAR was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with Treasury Regulation 1.409A-1(b)(5)(i) and other applicable regulations and guidance under Section 409A of the Code.
               (e) Prior to the date hereof, the Company has delivered or made available to Parent accurate and complete copies of each of the Company Stock Plans and all forms of award agreements evidencing outstanding awards granted pursuant to the Company Stock Plans as of the date hereof as well as copies of all Section 83(b) of the Code elections for all Company Restricted Stock awards. No material changes have been made to any such forms in connection with any award.
               (f) There are no accrued and unpaid dividends or other distributions with respect to any outstanding shares of capital stock of the Company.
          SECTION 3.04 Authorization; Validity of Agreement; Necessary Action.
               (a) Authorization and Validity of Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the New Employment Agreements to which it is a party, to perform its obligations hereunder and to consummate the transactions provided for or contemplated hereby, including the Offer and the Merger and the transactions contemplated by the New Employment Agreements to which it is a party (collectively, the “Transactions”). The execution, delivery and performance of this Agreement and the New Employment Agreements to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Stockholder Vote, to the extent required under the DGCL). This Agreement and each of the New Employment Agreements to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and MergerSub, as applicable, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

               (b) Company Board Approval. The Company Board, at a meeting duly called and held, at which all directors of the Company were present, by a unanimous vote of the directors who voted, adopted resolutions (i) determining that this Agreement and the Transactions, including the Offer and the Merger are advisable, fair to, and in the best interests of, the stockholders of the Company, (ii) approving and adopting this Agreement and the Transactions, including the Offer and the Merger, (iii) making the Company Recommendation, (iv) to the extent applicable, directing that this Agreement and the Merger be submitted to the stockholders of the Company for consideration in accordance with this Agreement, and (v) taking all actions required to be taken in order to exempt this Agreement and the Transactions from the requirements of any Takeover Laws, which resolutions have not been amended, rescinded, modified or withdrawn in any way.
               (c) Required Vote. Other than the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement with respect to the Merger if required by the DGCL (the “Required Company Stockholder Vote”), no vote or consent of the holders of any class or series of capital stock of the Company is required to approve and adopt this Agreement, the New Employment Agreements to which it is a party or the Transactions.
          SECTION 3.05 No Conflict; Required Filings and Consents.
               (a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the New Employment Agreements to which it is a party by the Company does not, and the consummation of the Transactions and the performance of this Agreement and such New Employment Agreements by the Company and the compliance by the Company with any provisions of this Agreement and such New Employment Agreements will not, (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Company or any of the Company Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of the Company Subsidiaries, or by which any of their respective properties are bound or affected or (iii) result in a violation or breach of or the loss of any benefit under, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on, any of the properties of the Company or any of the Company Subsidiaries pursuant to any of the terms or provisions of any Contract, lien, Permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is or are a party or by which the Company or any of the Company Subsidiaries or any of their respective properties is or may be bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other condition or state of facts that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or to prevent or materially delay the consummation by the Company of the Transactions.
               (b) No consent, approval or Order of, filing with, or notification to, or other Permit or authorization of, any Governmental Authority or any other Person is required to be made, obtained, performed or given to or with respect to the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement or the

New Employment Agreements to which it is a party by the Company or the consummation by the Company of the Transactions, except for: (i) the filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any applicable Foreign Antitrust Law, or foreign investment control or similar Law; (ii) the filing with the SEC of (1) the Schedule 14D-9 and (2) the Proxy Statement if stockholder approval of the Merger is required by Law; (iii) such reports and filings under Section 13(a), 14(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iv) the filing and recordation of the Certificate of Merger or Certificate of Ownership and Merger, as the case may be, as required by the DGCL; (v) if required by the DGCL with respect to the Merger, the Required Company Stockholder Vote; (vi) the filing of appropriate documents with NASDAQ and the relevant authorities of any states where the Company is qualified to do business; (vii) the consents, approvals, Orders, filings, notifications, other Permits or authorizations set forth on Section 3.05(b) of the Company Disclosure Schedule; and (viii) such consents, approvals, Orders, filings, notifications, other Permits or authorizations, the failure to be made or obtained would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or to prevent or materially delay the consummation by the Company of the Transactions.
          SECTION 3.06 Compliance; Permits. Except as set forth at Section 3.06 of the Company Disclosure Schedule, the Company and the Company Subsidiaries, the operation of the business of the Company and the Company Subsidiaries, and the Company’s and the Company Subsidiaries’ use and ownership of their respective assets are, and since December 31, 2008 have been, in compliance with all applicable Laws, including all energy, safety, environmental, zoning, health, export, import, trade practice, antidiscrimination, antitrust, wage, hour and price control Laws, except for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, Claim or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company’s Knowledge, brought, initiated or threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have in effect all Permits that are necessary for them to own, lease or operate their properties and to carry on their businesses as currently being conducted or that are otherwise required under applicable Law, except for the failure to have such Permits that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery of this Agreement and each of the New Employment Agreements to which it is a party by the Company does not, and the consummation of the Transactions and compliance with the terms hereof and thereof would not reasonably be expected to, cause the revocation, withdrawal, non-renewal, suspension or cancellation of any such Permit, except for such revocation, withdrawal, non-renewal, suspension or cancellation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication from any Governmental Authority or any other Person that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with, or is subject to material Liability under, any Permit or Law.

          SECTION 3.07 SEC Documents and Financial Statements.
               (a) Since December 31, 2008, the Company has timely filed all registration statements, prospectuses, forms, reports, schedules, statements, certifications, exhibits and other documents required to be filed by it with the SEC. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two (2) days prior to the date of this Agreement, the Company has delivered or made available to Parent copies in the form filed with the SEC of all registration statements, prospectuses, forms, reports, schedules, statements, certifications, exhibits and other documents required to be filed by it with the SEC since December 31, 2008 (the “Company SEC Documents” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two (2) days prior to the date of this Agreement, the “Filed Company SEC Documents”). The Company has delivered or made available to Parent complete and correct copies of all comment letters received by the Company from the staff of the SEC since December 31, 2008 and all responses to such comment letters by or on behalf of the Company. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Company SEC Documents. The Company SEC Documents (i) were prepared in accordance with, and complied in all material respects with the requirements of, the Securities Act, the Exchange Act and SOX, as applicable, and (ii) did not at the time they were filed with the SEC, or if amended, at the date of the last such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. As used in this Section 3.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
               (b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. For purposes of this Section 3.07, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
               (c) The consolidated financial statements of the Company and the Company Subsidiaries included or incorporated by reference in any Company SEC Documents (including the related notes): (i) complied as to form, as of the respective dates of filing of such Company SEC Documents with the SEC, in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (including Regulation

S-X), (ii) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial condition of the Company and the Company Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
               (d) The Company and the Company Subsidiaries have no Liabilities other than (i) Liabilities reflected or otherwise reserved against in the consolidated financial statements of the Company and the Company Subsidiaries included in the Filed Company SEC Documents, (ii) Liabilities arising under this Agreement or incurred in connection with the Transactions, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2010, and (iv) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (e) The Company is in compliance in all material respects with the applicable provisions of SOX and the applicable listing and governance rules and regulations of the NASDAQ Stock Market.
               (f) The Company maintains “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Company Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.
               (g) The Company’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

               (h) Neither the Company nor any Company Subsidiary is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC).
               (i) To the Knowledge of the Company, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Since December 31, 2008, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, the Company’s chief financial officer, the Company Board or any committee thereof.
          SECTION 3.08 Absence of Certain Changes or Events. Except as set forth at Section 3.08 of the Company Disclosure Schedule, from December 31, 2010 to the date of this Agreement:
               (a) neither the Company nor any Company Subsidiary has (i) suffered any Company Material Adverse Effect or (ii) become aware of any change, event, development, condition, action, violation, inaccuracy, circumstance or occurrence that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
               (b) each of the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice; and
               (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01(b).
          SECTION 3.09 Absence of Litigation. Except as set forth at Section 3.09 of the Company Disclosure Schedule: (a) neither the Company nor any of the Company Subsidiaries is or has been since December 31, 2008, subject to any material continuing Order of, or material investigation by, any Governmental Authority or the Company Board or any committee thereof, or any Order of any Governmental Authority, including cease-and-desist or other Orders of any Governmental Authority; and (b) there is no material Claim pending or, to the Knowledge of the Company, threatened against or naming the Company or any Company Subsidiary or affecting the assets of the Company or any Company Subsidiary.
          SECTION 3.10 Employee Benefit Plans.
               (a) The Company Disclosure Schedule at Section 3.10(a) sets forth a list of all Employee Benefit Plans maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability.
               (b) The Company has delivered or made available to Parent correct and complete copies of: (i) each Employee Benefit Plan and a written summary of any Employee Benefit Plan not in writing; (ii) the most recent determination letter received from the IRS with respect to any Employee Benefit Plan; (iii) the summary plan description, all summaries of material modifications and employee booklets with respect to any Employee Benefit Plan; (iv) any service agreement, including third-party administration agreements or other similar Contracts related to each Employee Benefit Plan; (v) the two most recent annual reports on Form 5500 required to be filed for each Employee Benefit Plan including required attachments; (vi) the two most recent actuarial reports, if applicable; (vii) all related trust agreements, annuity contracts, insurance contracts, including stop-loss insurance contracts or other funding arrangements which relate to any Employee Benefit Plan, and the most recent periodic accounting of related plan assets; and (viii) the two most recent annual statements for the investments in which the assets of each Pension Plan is invested.
               (c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any multiple employer plan within the meaning of Code Section 413(c), any multiple employer arrangement within the meaning of ERISA Section 514 or any multi-employer plan within the meaning of ERISA Section 3(37).
               (d) Except as disclosed in the Company Disclosure Schedule at Section 3.10(d), the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any present or former director, officer or employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation, excess parachute payments (within the meaning of Section 280G of the Code) or any other payment; (ii) accelerate the time of payment or vesting of benefits under any of the Employee Benefit Plans; or (iii) increase the amount of compensation or benefits due under any of the Employee Benefit Plans with respect to any such present or former director, officer or employee of the Company or any Company Subsidiary.
               (e) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (each, a “409A Plan”) (i) has been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any tax, penalty or interest under Section 409A of the Code, (ii) since January 1, 2009, has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder and (iii) to the extent any such plan was in existence before January 1, 2005 and is grandfathered from the application of Code Section 409A, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No 409A Plan has been funded by an off-shore arrangement described in Section 409A(b)(1) of the Code, except for any such non-qualified deferred compensation plan that is grandfathered and not subject to Code Section 409A.
               (f) No material Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 3.10(f) applies to Section 4064, 4069 or 4204 of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the six-year period ending on the last day of the most recent plan year ended before the date of this Agreement. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Employee Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.
               (g) No Employee Benefit Plan which is subject to Title IV of ERISA (“Title IV Plan”) or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Employee Benefit Plan on or prior to the Effective Time have been timely made, or have been reflected on the consolidated financial statements of the Company and the Company Subsidiaries included in the Filed Company SEC Documents.
               (h) Each Employee Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (i) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any Employee Benefit Plan.
               (j) Except as set forth at Section 3.10(j) of the Company Disclosure Schedule, no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any Pension Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
               (k) There are no pending, or, to the Knowledge of the Company, threatened or anticipated Claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine Claims for benefits), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (l) None of the Company, any Company Subsidiary, any ERISA Affiliate, any of the Employee Benefit Plans, any trust created thereunder, nor to the Company’s Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material Liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

               (m) Neither the Company nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor or the Centers for Medicare & Medicaid Services. No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Benefit Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not in accordance with the terms and conditions of the Employee Benefit Plans.
               (n) No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable Law regarding the classification of employees and independent contractors.
               (o) With respect to each material Employee Benefit Plan that is not subject to United States Law (each, a “Foreign Benefit Plan”):
               (i) all employer and employee contributions to each Foreign Benefit Plan required by any applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
               (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the Liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction shall cause such assets or insurance obligations to be materially less than such benefit obligations; and
               (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
               (p) The Company acknowledges that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Benefit Plans (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) including the New Employment Agreements to which it is a party. The Company represents and warrants that all such amounts payable under the Arrangements, including the New Employment Agreements to which it is a party (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement, including the New Employment Agreements to which it is a party, since the discussions relating to the Transactions between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its “independent directors” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. A correct and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.
          SECTION 3.11 Certain Contracts.
               (a) Except (1) for Contracts filed or listed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2010, or (2) as listed and described in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, nor are any of their respective properties bound by, any of the following types of Contracts (each, whether listed or required to be listed, a “Material Contract” and, collectively, the “Material Contracts”):
               (i) Contract with any officer or director of the Company or any holder of 10% or more of the outstanding shares of Company Common Stock;
               (ii) employment, consulting, retention, severance, change-of-control, non-competition, termination or indemnification Contract between the Company or any Company Subsidiary and any employee earning non-contingent cash compensation in excess of $100,000 per year as of the date of this Agreement;
               (iii) Contract with any labor union, works council or other representative of employees, including collective bargaining agreements, arrangements with works councils and work rules and practices;
               (iv) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case more than $250,000 that is not terminable within 30 days without payment by the Company or any of the Company Subsidiaries, other than purchase orders entered into in the ordinary course of business;
               (v) Contract to sell or supply products or to perform services, involving in any one case more than $250,000 that is not terminable within 30 days without payment by the Company or any of the Company Subsidiaries, other than purchase orders entered into in the ordinary course of business;
               (vi) representative, sales agency or dealer Contract involving in any one case more than $250,000 in commissions in 2010;
               (vii) distributor Contract involving in any one case more than $250,000 in sales in 2010;
               (viii) lease with respect to personal property under which the Company or any Company Subsidiary is either lessor or lessee, involving in any one case more than $200,000 per year;
               (ix) lease with respect to real property under which the Company or any Company Subsidiary is either lessor or lessee, involving in any one case more than $200,000 per year;
               (x) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement, credit agreement, indenture or other Contract for the borrowing or lending of money (including loans to or from any officer or director of the Company or any Company Subsidiary or any member of the immediate family of any such officer or director), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;
               (xi) Contract for any capital expenditure, involving in any one case more than $250,000;
               (xii) Contract relating to any joint venture, partnership or other arrangement (however named) involving a sharing of the profits, losses, costs or Liabilities of the Company or any Company Subsidiary with any other Person;
               (xiii) any Contract containing covenants or conditions that in any way purport to restrict or prohibit the business activity of the Company or any Company Subsidiary, or limit the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any third party or to sell, supply or distribute any product or service, in each case, in any geographic area or to restrict or prohibit the Company or any Company Subsidiary from hiring any individual or group of individuals;
               (xiv) any Contract (including letters of intent) regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such Contract that has closed but under which one or more of the parties has executory indemnification, earn-out or other Liabilities);

               (xv) any “single source” supply Contract pursuant to which goods or materials that are material to the Company’s business are supplied from an exclusive source;
               (xvi) any Contract under which the Company has granted any Person registration rights (including demand and piggy-back registration rights);
               (xvii) any Contract pursuant to which the Company or any Company Subsidiary is granted or obtains or agrees to obtain any right to use any Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software) having an annual minimum license fee of more than $150,000 or a total guaranteed sum of $250,000 or more in the case of multi-year contract, is restricted in its right to use or register any Intellectual Property owned by the Company or any Company Subsidiary, or permits or agrees to permit any other Person, to use, enforce, or register any Intellectual Property owned by the Company or any Company Subsidiary, including any license agreements, coexistence agreements and covenants not to sue;
               (xviii) any Contract with any Governmental Authority;
               (xix) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;
               (xx) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;
               (xxi) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K or would be required to be disclosed pursuant to Item 404 of Regulation S-K; or
               (xxii) any amendments, supplements, modifications or renewals in respect of any of the foregoing.
               (b) Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Material Contracts is legally valid and binding and in full force and effect and is enforceable in accordance with its terms; (ii) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other party thereto is in breach or default in the performance, observance or fulfillment of any provision or term of any Material Contract, and to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both could constitute such a breach or default; (iii) neither the Company nor any Company Subsidiary has received notice of termination of any Material Contract, nor has the Company or any Company Subsidiary received any notice of any facts or events which would reasonably be expected to result in any such termination. The Company has delivered or made available to Parent complete and correct copies of all written Material Contracts and complete and correct written summaries of all oral Material Contracts.
          SECTION 3.12 Schedule 14D-9 and the Proxy Statement; Information in the Offer Documents. The Schedule 14D-9 will comply in all material respects with the provisions of applicable U.S. federal securities Laws. The Schedule 14D-9 and the information supplied by the Company in writing expressly for inclusion in the Offer Documents, will not, at the respective times the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, if any, will not, at the date that the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 and the Proxy Statement, if any, based on information furnished in writing by Parent or MergerSub expressly for inclusion therein. The Company has received from Robert W. Baird & Co. a written opinion, dated March 10, 2011 (the “Fairness Opinion”), to the effect that, as of such date, the consideration the Company’s stockholders will receive pursuant to the Offer and the Merger is fair to the Company’s stockholders from a financial point of view, and a correct and complete copy of the Fairness Opinion has been delivered to Parent and MergerSub. The Company has been authorized by Robert W. Baird & Co. to permit the inclusion of the Fairness Opinion in its entirety and a discussion of Robert W. Baird & Co.’s analysis in preparing the Fairness Opinion in the Schedule 14D-9 and the Proxy Statement.
          SECTION 3.13 Assets; Title to Property. The Company Disclosure Schedule at Section 3.13 identifies all real property owned, leased or used by the Company or any of the Company Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective properties, real and personal, tangible and intangible, free and clear of all Encumbrances, except Encumbrances for taxes not yet due and payable and Encumbrances as set forth in the Company Disclosure Schedule at Section 3.13, (b) all leases pursuant to which the Company or any of the Company Subsidiaries lease from others real or personal property are in good standing, valid, effective, binding and enforceable in accordance with their respective terms, except for the Bankruptcy and Equity Exception, and (c) there is not or there has not occurred, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which the Company or any of the Company Subsidiaries have not taken adequate steps to prevent such a default from occurring). Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all material real property leases to which it is a party. All of the property, plant and equipment of the Company and each Company Subsidiary has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.
          SECTION 3.14 Compliance with Environmental Laws.
               (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are, and for the past five years have been, in compliance with all Environmental Laws, except for any non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no Release of or exposure to any Hazardous Material at real property that is currently owned, operated or leased by the Company or any Company Subsidiaries or at any other location (including property formerly owned, operated and/or leased by the Company or any of the Company Subsidiaries as well as property where Hazardous Materials were disposed of or placed by the Company or any of the Company Subsidiaries) that would reasonably be likely to: (i) form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose Liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (ii) require the Company or any Company Subsidiary to report such Release to a Governmental Authority; or (iii) require the Company or any Company Subsidiary to undertake an investigation or remediation of said Release pursuant to Environmental Law.
               (c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written communication from any third party, including any Governmental Authority, alleging that the Company or such Company Subsidiary is in material violation of, or may have material Liability under, any Environmental Law or requesting information pursuant to any applicable Environmental Law with respect to a matter that could result in an Environmental Claim.
               (d) Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, (i) each of the Company and the Company Subsidiaries possesses (or has timely applied for the renewal thereof) and is in compliance with all material Permits required under Environmental Laws (“Environmental Permits”) for the current conduct of its operations and all of such Environmental Permits are valid and in good standing and (ii) neither the Company nor any of the Company Subsidiaries has been advised in writing by any Governmental Authority of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit.
               (e) Except as disclosed in Section 3.14(e) of the Company Disclosure Schedule, there are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

               (f) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is identified as a potentially responsible party at any site relating to the investigation, characterization or remediation of Hazardous Materials.
               (g) Neither the Company nor any Company Subsidiary has entered into any written agreement or incurred any legal or monetary obligation that is currently in effect that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any material Liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws.
               (h) The Company has made available to Parent all environmental reports, studies, audits, sampling results or correspondence with Governmental Authorities relating to any pending material Environmental Claims in its possession.
          SECTION 3.15 Taxes. Except as set forth on Section 3.15 of the Company Disclosure Schedule:
               (a) Each of the Company and each Company Subsidiary has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all income tax and other material Tax Returns required to be filed by it (determined with regard to any timely extensions). Each such Tax Return filed or required to be filed (including any amendment thereto) is true, correct, and complete in all material respects, and all material Taxes (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor on the financial statements included in the Filed Company SEC Documents. There are no extensions of time to file any Tax Returns that are pending.
               (b) The amount of the Liability of the Company and the Company Subsidiaries for unpaid Taxes does not, in the aggregate, materially exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in the financial statements included in the Filed Company SEC Documents for all periods ending on or before the date of such financial statements.
               (c) There are no Encumbrances for Taxes on any of the assets of the Company or any Company Subsidiary except for Encumbrances for Taxes not yet due and payable.
               (d) None of the Company or any Company Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person (other than the Company and Company Subsidiaries).
               (e) There are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company or any Company Subsidiary for any period. There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

               (f) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with respect to the Company or any Company Subsidiary.
               (g) None of the Company or any Company Subsidiary has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or any Company Subsidiary has not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to material Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any Company Subsidiary.
               (h) None of the Company or any Company Subsidiary has ever been a member of any affiliated, combined, consolidated or unitary group (other than a group the common parent of which was the Company) for state income or franchise tax purposes and none of the Company or any Company Subsidiary files (or is required to file) combined, consolidated or unitary returns (other than for a group the common parent of which was the Company) for state income or franchise tax purposes.
               (i) None of the Company or any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of Law or otherwise.
               (j) None of the Company or any Company Subsidiary will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time, (ii) closing agreement (as described in Section 7121 of the Code) executed on or prior to the Effective Time, (iii) installment sale or open transaction disposition made on or prior to the Effective Time, or (iv) prepaid amounts received on or prior to the Effective Time.
               (k) None of the Company or any Company Subsidiary owns any real property in any jurisdiction in which a Tax is imposed upon the transfer of securities of an issuer having an interest in real property.
               (l) The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code.
               (m) None of the Company or any Company Subsidiary is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
               (n) The Company has delivered or made available to Parent copies of the federal and state income Tax Returns and all foreign Tax Returns relating to the Company or any Company Subsidiary (and amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or state taxing authorities) for each of the preceding five taxable years. The Company shall promptly deliver or make available to Parent copies of all other Tax Returns and other reports and statements made or received by or on behalf of any of the Company or any of the Company Subsidiaries that relate to Taxes arising during such periods, including income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax received by or on behalf of the Company or any Company Subsidiary.
               (o) The Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and the shares of Company Common Stock are “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Code and Treasury Regulation Section 1.1445-2(c)(2).
               (p) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.
          SECTION 3.16 Insurance. The Company or a Company Subsidiary maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and the Company Subsidiaries’ business. All such policies are in full force and effect and will not terminate by virtue of the Transactions, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no Claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary.
          SECTION 3.17 Related Party Transactions. Except as disclosed in the Company Disclosure Schedule at Section 3.17, since December 31, 2008, no event or transaction has occurred or has been proposed and there have been no agreements, arrangements or understandings between the Company or any Company Subsidiaries on the one hand, and the affiliates of the Company, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          SECTION 3.18 Labor Matters. Except as set forth on the Company Disclosure Schedule at Section 3.18 or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each Company Subsidiary are in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, wages and hours, health and safety, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, and are not engaged in any unfair labor practice, (b) the Company and each Company Subsidiary are neither party to, nor bound by, any labor or collective bargaining agreement or any other agreement with a labor union, labor organization, or works council and there are no labor or collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any Company Subsidiary, nor are any such employees represented by any labor union, labor organization, or works council with respect to such employment, (c) no labor union, labor organization, works council, or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and the Company does not know of any labor union organizing activities with respect to any employees of the Company or any Company Subsidiary, (d) there is no unfair labor practice complaint or other allegation of labor law violation against the Company or any Company Subsidiary pending before the National Labor Relations Board or other Governmental Authority, (e) since December 31, 2008, there has been no labor strike, dispute, lockout, slowdown, representation campaign, or work stoppage actually pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Company Subsidiary, (f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no written Claim therefor has been asserted against the Company or any Company Subsidiary, (g) neither the Company nor any Company Subsidiary is experiencing any material work stoppage, (h) neither the Company nor any Company Subsidiary is bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, terms and conditions of employment, employment discrimination, attempts to organize a collective bargaining unit or any unlawful employment practices, (i) neither the Company nor any Company Subsidiary has received notice of any actual or threatened investigation, charge or complaint against the Company or any Company Subsidiary with respect to employees pending before the Equal Employment Opportunity Commission or any other Governmental Authority or in any other forum regarding an unlawful employment practice, breach of any contract of employment, or any other wrongful or tortious conduct in connection with the employment relationship, (j) the Company and each Company Subsidiary is, and has been since December 31, 2008, in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state, local or foreign Law, (k) to the Company’s Knowledge, no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment contract, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business now being conducted by the Company or any Company Subsidiary or to the use of Trade Secrets or proprietary information of others, (l) to the Knowledge of the Company, the manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and all Company Subsidiaries (“Manufacturers”) are in compliance with all applicable Laws respecting employment and employment practices, and the Company and all Company

Subsidiaries require all of their Manufacturers to provide written assurances that they have complied with all such Laws, (m) the Company and all Company Subsidiaries have taken all reasonable steps to ensure that their Manufacturers do not utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Company and any Company Subsidiary, including the maintenance of a compliance program to monitor activities of such entities, and to the Knowledge of the Company, no Manufacturer has engaged in such conduct and (n) to the Knowledge of the Company, no complaint or Claim has been made against any Manufacturers that would result in Liability to the Company or any Company Subsidiary. Neither the Company or any Company Subsidiary is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246); (ii) required to comply with Executive Order 11246; or (iii) required to maintain an affirmative action plan.
          SECTION 3.19 Brokers. Except as set forth in the Company Disclosure Schedule at Section 3.19, no broker, finder, financial advisor, investment bank or other Person is entitled to any brokerage fee, finder’s fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. Correct and complete copies of all agreements between the Company and any Person entitled to such fees or commissions set forth in the Company Disclosure Schedule at Section 3.19, including any fee arrangements have been delivered or made available to Parent.
          SECTION 3.20 Intellectual Property.
               (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, and (iii) Copyright registrations and applications, in each case which is owned by the Company and each Company Subsidiary in any jurisdiction in the world and used by the Company or any Company Subsidiary. The Company or a Company Subsidiary is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all the Intellectual Property items set forth in Section 3.20(a) of the Company Disclosure Schedule, and all such Intellectual Property is subsisting, valid and enforceable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (b) The Company and the Company Subsidiaries own, are properly licensed under, or otherwise possess the valid and enforceable right to use all Intellectual Property that is used in or necessary to the operation of their respective businesses as now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, the consummation of the Transactions will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Intellectual Property of the Company or any Company Subsidiary, as owned or used in their respective businesses as now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, there are no Claims or litigation pending, or to the Knowledge of the Company, threatened that challenge the Company’s or any Company Subsidiary’s right, title, and interest with respect to its use or continued use and its right to preclude others from using any material Intellectual Property used in their respective businesses as now being conducted; nor have any such Claims or litigation been asserted or, to the Knowledge of the Company, threatened (including in the form of offers or invitations to obtain a license) in the past three (3) years against the Company or any Company Subsidiary.
               (e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses or other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any third-party Intellectual Property rights, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (f) To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any material Intellectual Property owned or used by the Company or any Company Subsidiary, and no such Claims have been asserted or, to the Knowledge of the Company, threatened against any third party by the Company or any Company Subsidiary in the past three (3) years.
               (g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, to the Knowledge of the Company, the business of the Company and each Company Subsidiary as now being conducted (including the products and services of the Company and each Company Subsidiary) does not infringe, misappropriate, or otherwise violate, and, to the Knowledge of the Company, has not infringed upon, misappropriated or otherwise violated any other third-party Intellectual Property or other proprietary rights, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (h) No material Intellectual Property right of the Company or any Company Subsidiary is or has been judicially determined to be invalid or unenforceable. Except as set forth in Section 3.20(h) of the Company Disclosure Schedule, no Claim is currently pending or, to the Knowledge of the Company, threatened which challenges the validity, scope or enforceability of any material Intellectual Property right of the Company or any Company Subsidiary. The Company and each Company Subsidiary have not granted any Person any right to control the prosecution or registration of any material Intellectual Property owned by the Company and each Company Subsidiary or to commence, defend, or otherwise control any Claim with respect to such material Intellectual Property.
               (i) To the Knowledge of the Company, there has not been any disclosure of any material Trade Secret of the Company and each Company Subsidiary

(including any such information of any third party disclosed in confidence to the Company or a Company Subsidiary) to any third Person in a manner that has resulted or is likely to result in the loss of a material Trade Secret or other material rights in and to such information.
               (j) Except as set forth in Section 3.20(j) of the Company Disclosure Schedule, to the Knowledge of the Company, all products of the Company and each Company Subsidiary have been properly and correctly marked with the proper patent notices continuously since the issuance of the relevant Patent(s).
          SECTION 3.21 Major Customers and Suppliers. Section 3.21 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten customers of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2010 (determined on the basis of the consolidated total dollar amount of net sales) showing the dollar amount of net sales from each such customer during such period. Section 3.21 of the Company Disclosure Schedule also sets forth a list of the top ten suppliers of the Company and the Company Subsidiaries (determined on the basis of the consolidated total dollar volume of purchases during such fiscal year) showing the dollar amount of the purchases from each such supplier during such period. Since December 31, 2010 to the date of this Agreement, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any such customer or supplier or group of affiliated customers or suppliers nor has any such customer, supplier or group of affiliated customers or suppliers provided notice (written or oral) that it will so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.
          SECTION 3.22 Prohibited Payments. Neither the Company, any Company Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Company Subsidiary; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three years, neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary, or any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, is in violation of, or has any material Liability under, the FCPA.
          SECTION 3.23 State Takeover Laws. The Company has taken all action required to be taken in order to exempt this Agreement, the other agreements contemplated by this Agreement and the Transactions, from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Laws”).

     SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or its affiliates or Representatives of any documentation, forecasts, projections, memorandums or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of the Company or any Company Subsidiary nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or MergerSub with respect to (a) any projections, estimates or budgets for the Company or any Company Subsidiary or (b) any material, documents or information relating to the Company or any Company Subsidiary made available to each of Parent or MergerSub, confidential memorandum, other offering materials or otherwise, except, in each case, as expressly and specifically covered by a representation or warranty set forth in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB
     Except as set forth in the Parent Disclosure Schedule, Parent and MergerSub hereby jointly and severally represent and warrant to the Company that:
     SECTION 4.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Japan. MergerSub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and MergerSub has the requisite corporate power and authority necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each of Parent and MergerSub is duly qualified or licensed as a foreign corporation or entity to do business and in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so duly qualified or licensed and in good standing that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     SECTION 4.02 Authorization and Validity of Agreement. Each of Parent and MergerSub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. Except as set forth in Section 4.02 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and MergerSub and the consummation by Parent and MergerSub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerSub and no other corporate proceedings on the part of Parent or MergerSub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and MergerSub enforceable against each of them in accordance with its terms, except for the Bankruptcy and Equity Exception.
     SECTION 4.03 No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.03(a) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and MergerSub does not, and the consummation of the Transactions will not, (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of Parent or MergerSub, (ii) conflict with or violate any Law or Order applicable to Parent or MergerSub, or by which their respective properties are bound or affected or (iii) result in a violation or breach of or the loss of any benefit under, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on, any of the properties of Parent or MergerSub pursuant to any of the terms or provisions of any Contract, lien, Permit, franchise or other instrument or obligation to which Parent or MergerSub are a party or by which Parent or MergerSub or any of their respective properties is or may be bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other condition or state of facts that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) No consent, approval or Order of, filing with, or notification to, or other Permit or authorization of, any Governmental Authority or any other Person is required to be made, obtained, performed or given to or with respect to Parent or MergerSub in connection with the execution, delivery and performance of this Agreement by Parent and MergerSub or the consummation by Parent and MergerSub of the Transactions, except for: (i) the filings required under, and compliance with other applicable requirements of, the HSR Act, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any Foreign Antitrust Law; (ii) any filing pursuant to the DGCL; (iii) the consents, approvals, Orders, filings, notifications, other Permits or authorizations set forth on Section 4.03(b) of the Parent Disclosure Schedule; (iv) compliance with any applicable requirements of the Exchange Act; (v) the filing with the SEC and the NASDAQ Stock Market of the Schedule TO as required by Law; (vi) the filings required under, and in compliance with other applicable requirements of, the Japanese Foreign Exchange and Foreign Trade Act (Gaitame-hou) and the rules and regulations of the Tokyo Stock Exchange; and (vii) such consents, approvals, Orders, filings, notifications, other Permits or authorizations, the failure to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     SECTION 4.04 Absence of Litigation. There is no Claim pending or, to the Knowledge of Parent, threatened, against or naming the Parent or MergerSub except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     SECTION 4.05 Offer Documents; Information in the Proxy Statement. The Offer Documents will comply in all material respects with the provisions of applicable U.S. federal securities Laws. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and MergerSub make no representation or warranty with respect to statements made in the Offer Documents based on information furnished by the Company for inclusion or incorporation by reference in the Offer Documents. None of the information supplied or to be supplied by Parent or MergerSub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting, and at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     SECTION 4.06 MergerSub. MergerSub was formed solely for the purpose of engaging in the Offer, the Merger and the other Transactions. As of the date hereof and as of the Effective Time, all of the outstanding shares of capital stock of MergerSub are or will be owned indirectly by Parent. As of the date hereof and as of the Effective Time, except for Liabilities incurred in connection with its formation or organization and the Transactions, MergerSub has not and will not have incurred any Liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, which would, individually or in the aggregate, impair in any material respect the ability of MergerSub to perform its obligations under this Agreement or prevent the consummation of the Transactions.
     SECTION 4.07 Available Funds. As of the date of this Agreement, Parent has sufficient funds, or commitments from financial institutions to enable it to borrow sufficient funds, to consummate the Transactions, including payment in full for all shares of Company Common Stock validly tendered into the Offer or outstanding at the Effective Time and the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Transactions. At the Offer Closing and the Effective Time, Parent will have available to it sufficient funds necessary to satisfy all of its obligations hereunder and in connection with the Offer and the Merger, including payment in full for all shares of Company Common Stock validly tendered into the Offer or outstanding at the Effective Time and the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger.
     SECTION 4.08 Ownership of Company Common Stock. As of the date of this Agreement, (a) neither Parent, MergerSub nor any other Parent Subsidiary beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, and (b) other than this Agreement and the Transactions, there are no voting trusts or other agreements, arrangements or understandings to which Parent, MergerSub or any other Parent Subsidiary is a party with respect to the voting of the Company Common Stock, nor are there any agreements, arrangements or understandings to which Parent, MergerSub or any other Parent Subsidiary is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Company Common Stock. Prior to the Company Board approving this Agreement and the Transactions for purposes of the applicable provisions of the DGCL, neither Parent nor

MergerSub, alone or together with any other Person, was at any time, or became, an “interested shareholder” under Section 203 of the DGCL or has taken any action that would cause any Takeover Laws to be applicable to this Agreement, the Merger or any of the other Transactions.
     SECTION 4.09 No Vote of Parent Stockholders. Except as set forth on Section 4.09 of the Parent Disclosure Schedule, no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.
     SECTION 4.10 Brokers. Except as set forth in the Parent Disclosure Schedule at Section 4.10, no broker, finder, financial advisor, investment bank or other Person is entitled to any brokerage fee, finder’s fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of the Parent Subsidiaries.
     SECTION 4.11 No Other Representations or Warranties. Except for the representations and warranties made by Parent and MergerSub in this Article IV, Parent and MergerSub make no representations or warranties, and each of Parent and MergerSub hereby disclaim any other representations or warranties, with respect to Parent or MergerSub or their respective businesses, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its affiliates or Representatives of any documentation, forecasts, projections, memorandums or other information with respect to any one or more of the foregoing.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.01 Conduct of Business by the Company.
          (a) The Company hereby covenants and agrees with Parent that prior to the earlier of (1) such time as designees of Parent first constitute a majority of the Company Board pursuant to Section 1.04 and (2) the Effective Time, unless the prior written consent of Parent shall have been obtained (such consent not to be unreasonably withheld, delayed or conditioned) and except as expressly permitted by this Agreement, it will and it will cause each of the Company Subsidiaries to (i) operate its business only in the ordinary course consistent with past practices and (ii) use reasonable best efforts to: (A) preserve intact its business organization and assets, maintain its material rights and franchises, and maintain its relationships with material customers, suppliers contractors, distributors, licensees, licensors and others having material business dealings with it; (B) maintain and keep its material properties in as good repair and condition as at present, ordinary wear and tear excepted; (C) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; (D) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and (E) keep available the services of its current officers, employees and consultants.

          (b) Without limiting the generality of the foregoing Section 5.01(a), prior to the earlier of (x) such time as designees of Parent first constitute a majority of the Company Board pursuant to Section 1.04 and (y) the Effective Time, except (1) as set forth in the Company Disclosure Schedule at Section 5.01(b), (2) as required by applicable Law, (3) as expressly permitted by this Agreement and (4) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not do, or permit any of the Company Subsidiaries to do, any of the following:
          (i) amend the Organizational Documents of the Company or any Company Subsidiary;
          (ii) transfer, lease, license, sell, exchange or swap, mortgage, pledge, dispose of, encumber, abandon or fail to maintain any part of the assets or capital stock, businesses or properties of the Company or any Company Subsidiary outside the ordinary course of business;
          (iii) declare, set aside for payment or pay any dividends on or make other distributions in respect of any of its capital stock, whether payable in cash, stock or property, except for cash dividends by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;
          (iv) split, combine, subdivide or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;
          (v) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests;
          (vi) directly or indirectly, issue, deliver, grant, sell, transfer, encumber, pledge or dispose of, or authorize or propose the issuance, delivery, grant, sale, transfer, encumbrance, pledge or disposition of, any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for any such shares of its capital stock or other equity interests, or any rights, warrants, options or any other agreements of any character to acquire any such shares, equity interests or convertible or exchangeable securities, other than, with respect to the Company, the issuance of shares of Company Common Stock upon the exercise of Company Stock Rights outstanding as of the date of this Agreement under the Company Stock Plans or pursuant to the Current Offering under the ESPP;
          (vii) adjust or otherwise modify any of the Company Stock Rights, the Company Stock Plans or the ESPP, other than as expressly contemplated by Section 2.14;
          (viii) (A) change the compensation or benefits payable or to become payable to any of its officers, directors, employees or consultants, other than annual salary increases to be effective as of April 1, 2011 to employees below the executive officer level in the ordinary course of business consistent with past practice and not to exceed 3.5% of current base salaries; (B) enter into any plan, program, arrangement or agreement that would otherwise constitute an Employee Benefit Plan or enter into any collective bargaining agreement or extend or amend any, collective bargaining agreement or consulting agreement; (C) make any loans to any of its officers, directors, employees, consultants or affiliates (other than travel advances or other advances to employees made in the ordinary course of business consistent with past practice) or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise; or (D) take any action to terminate or amend any of the New Employment Agreements or waive any provision thereof;
          (ix) (A) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (B) except as may be required pursuant to the terms of an Employee Benefit Plan as in effect as of the date of this Agreement, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present; or (C) amend in any material respect any Employee Benefit Plan in effect as of the date of this Agreement;
          (x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries, other than the Merger;
          (xi) (A) incur or assume any indebtedness or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than travel advances or other advances to employees made in the ordinary course of business consistent with past practice); or (D) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, except in the case of clauses (A) and (C) for any such transactions between or among the Company and the Company Subsidiaries;

          (xii) (A) modify, extend, amend, terminate, cancel, renew or supplement any Material Contract or any Change in Control Contract; (B) waive, release or assign any rights or Claims under any such Material Contracts or Change in Control Contracts; or (C) enter into any Material Contract or Change in Control Contract;
          (xiii) except as necessary to operate in the ordinary course consistent with past practices, grant or acquire, agree to grant to or acquire from any Person, or dispose of or voluntarily permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than Representatives of Parent and MergerSub, any Trade Secret;
          (xiv) (A) change any of the accounting methods used by it except for such changes required by GAAP or (B) make any material new Tax election or change any material Tax election already made, adopt any material new Tax accounting method, change any material Tax accounting method, amend any U.S. federal income or other material Tax Return, forgo any material Tax refund, enter into any closing agreement or private letter ruling or settle any material Claim or assessment relating to Taxes or consent to any material Claim or assessment relating to Taxes or any waiver of the statute of limitations for any such Claim or assessment;
          (xv) pay, discharge or satisfy any material Liabilities (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such Liabilities in the ordinary course of business consistent with past practice, or of Liabilities reflected or reserved against in the consolidated financial statements of the Company and the Company Subsidiaries included in the Filed Company SEC Documents for the period ended December 31, 2010 or incurred since December 31, 2010 in the ordinary course of business consistent with past practice;
          (xvi) (A) settle or commence any Claim or litigation involving an amount in excess of $50,000 or, in the aggregate, an amount in excess of $250,000 or (B) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any Claim or litigation;
          (xvii) make any capital expenditure or any commitment with respect to media or advertising (other than ordinary course payments or allowances to customers for co-op advertising) which is not in all material respects in accordance with the annual budget for the fiscal year 2011 (which expenditures shall not be accelerated inconsistent with past practice), a correct and complete copy of which is attached to the Company Disclosure Schedule at Section 5.01(b)(xvii);
          (xviii) enter into any agreement, Contract or arrangement or make any commitment to take any of the actions prohibited by this Section 5.01.

     SECTION 5.02 Access to Information; Confidentiality.
          (a) Prior to the Effective Time and upon reasonable notice and without unreasonable disruption to the business carried on by the Company or the Company Subsidiaries, the Company shall (and shall cause the Company Subsidiaries to) afford to Parent, MergerSub and their respective Representatives reasonable access, during normal business hours, to its officers, employees, properties, books, Contracts, commitments, personnel and records (other than the portion of Company Board minutes which discuss merger proposals) as Parent may reasonably request, and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and MergerSub (i) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of applicable U.S. federal securities Laws and (ii) all other information concerning its business, properties and personnel as Parent or MergerSub may reasonably request; provided that the foregoing shall not require the Company (A) to disclose any information that, in the reasonable judgment of the Company, would violate any applicable Law or (B) to disclose any information of the Company or any Company Subsidiary which would be reasonably likely to cause a waiver of any attorney-client privilege or attorney work product protection in the opinion of counsel to the Company (provided further that, in each such case under clauses (A) or (B), the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without violating such Law or without loss of such privilege or protection). Parent shall be entitled to undertake environmental investigations at any of the properties owned, operated or leased by the Company or any Company Subsidiary, provided, that such investigations shall not include any intrusive sampling without the consent of the Company, such consent not to be unreasonably withheld or delayed. All requests for information made pursuant to this Section 5.02(a) shall be directed to the executive officer or other Person designated by the Company. From the date of this Agreement to the Effective Time, the Company shall further afford to Representatives of Parent and MergerSub reasonable access to the officers of the Company for purposes of negotiating new or amended employment agreements between such executive officers and the Surviving Corporation. No investigation pursuant to this Section 5.02 shall affect any representation or warranty made by the parties hereunder.
          (b) Any information provided to Parent by the Company or any of the Company Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential in accordance with the letter agreement between the parties dated November 9, 2010 regarding confidentiality (the “Confidentiality Agreement”), provided, however, that, notwithstanding the terms of the Confidentiality Agreement, Parent may provide information of the type covered by the Confidentiality Agreement to potential financing sources subject to customary confidentiality arrangements with such persons regarding such information.
     SECTION 5.03 No Solicitation; Acquisition Proposals.
          (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 5:00 p.m. (New York City time) on the 30th calendar day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Company Board), directly or indirectly, to: (i) solicit, initiate, encourage, induce and facilitate, whether publicly or otherwise, Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to nonpublic information, provided, however, that the Company shall only permit such information to be provided pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided by the Company to Parent promptly after its execution); provided, further, that the Company shall provide to Parent any nonpublic information regarding the Company or the Company Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided substantially concurrently with the time such information is provided to such other Person and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
          (b) Except as expressly permitted by this Section 5.03 and except with an Excluded Party (for as long as such Person is an Excluded Party), on the No-Shop Period Start Date, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing that relate to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Person (other than an Excluded Party as provided above) and its Representatives in possession of confidential information about the Company or the Company Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. In addition, promptly after any Excluded Party ceases to be an Excluded Party or any Extension Excluded Party ceases to be an Extension Excluded Party, as applicable, but subject to Section 5.03(c), the Company shall use its reasonable best efforts to cause any such Person and its Representatives in possession of confidential information about the Company or the Company Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. Except as expressly provided in this Section 5.03, after the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company agrees that neither it nor any Company Subsidiary shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage (including by way of furnishing information or assistance) or induce, or take any other action designed to, or which would reasonably be expected to, facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal with, furnish any nonpublic information to, or otherwise cooperate in any way with, any Person (other than Parent and its Representatives) relating to an Acquisition Proposal. On the No-Shop Period Start Date, the Company shall provide Parent with written notice identifying each Excluded Party as of such date and a summary of the Company Board’s reasons for such determination. On the day that is one (1) Business Day prior to the initial scheduled Expiration Date of the Offer (the “Extension Excluded Party Notice Date”), the Company shall provide Parent with written notice identifying each Extension Excluded Party and a summary of the Company Board’s reasons for such determination. The parties agree that, notwithstanding the commencement of the obligations of the Company under this Section 5.03(b) from and after the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.03(a) with an Excluded Party (and any of its Representatives) or an Extension Excluded Party (and any of its Representatives), as applicable, with respect to a bona fide written Acquisition Proposal submitted by such Excluded Party or Extension Excluded Party prior to the No-Shop Period Start Date that constitutes or is reasonably expected to result in a Superior Proposal, including with respect to any such amended or revised proposal submitted by such Excluded Party or

Extension Excluded Party, for as long as such Person is an Excluded Party or Extension Excluded Party, as applicable. Notwithstanding anything contained herein to the contrary, (i) any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement upon the earlier of (w) 5:00 pm (New York City time) on the Extension Excluded Party Notice Date or (x) immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expires or no longer constitutes or is no longer reasonably expected to result in a Superior Proposal and (ii) any Extension Excluded Party shall cease to be an Extension Excluded Party for all purposes under this Agreement upon the earlier of (y) 5:00 pm. (New York City time) on the 15th calendar day following the No-Shop Period Start Date (the “Cut-off Date”) or (z) immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expires or no longer constitutes or is no longer reasonably expected to result in a Superior Proposal.
          (c) Notwithstanding the limitations set forth in Section 5.03(b) or any other provision of this Agreement, if at any time following the No-Shop Period Start Date and prior to the Offer Closing, the Company receives, on an unsolicited basis and in the absence of any violation of this Section 5.03 relating thereto, a bona fide written Acquisition Proposal from a third party that the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, then the Company may take the following actions prior to the Offer Closing: (A) furnish nonpublic information to the third party making such Acquisition Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided to Parent promptly after its execution) and subject to the other restrictions imposed by Section 5.03(a)(i) and (B) engage in discussions or negotiations with the third party and its Representatives with respect to the Acquisition Proposal.
          (d) At all times from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company shall promptly (and in any event within twenty four-hours and substantially concurrently with providing any such Person with any non-public information) orally and in writing notify Parent if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its Representatives, in each case, in connection with, or which would reasonably be expected to result in, an Acquisition Proposal, which notice shall identify the name of the Person making such inquiry, proposal or request or seeking such negotiations or discussions and the material terms and conditions of such inquiry, proposal or request and include copies of all correspondence and written materials provided to the Company or any of its Representatives that describe any material terms and conditions of any such inquiry, proposal or request (and any subsequent material changes to such terms and conditions). The Company shall (i) promptly keep Parent fully informed, in all material respects, of the status and details of any Acquisition Proposal or inquiries related thereto (including any changes in the material terms thereof) and (ii) promptly upon receipt or delivery thereof, provide Parent and its outside legal counsel with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to any Acquisition Proposal exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand.
          (e) Except as permitted by this Section 5.03(e), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify in any manner adverse to Parent or MergerSub, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent or MergerSub, the Company Recommendation or otherwise take any action or make any statement in connection with the Transactions that is inconsistent with the Company Recommendation, (ii) approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change of Recommendation”) or (iii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement referred to in Sections 5.03(a) and (c)). Notwithstanding the foregoing, the Company Board may prior to the Offer Closing (A) in response to information obtained after the date of this Agreement and that was not reasonably capable of being known by the Company Board as of the date of this Agreement, make a Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law or (B) in response to a Superior Proposal received by the Company after the date of this Agreement and in the absence of any violation of this Section 5.03 relating thereto, cause the Company to terminate this Agreement pursuant to Section 8.01(h) and concurrently with such termination cause the Company to enter into a definitive agreement with respect to such Superior Proposal, subject to satisfaction of its obligations under Section 8.03, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the Company Board shall not be entitled to effect a Change of Recommendation or exercise its right to terminate this Agreement pursuant to Section 8.01(h) until after the fourth Business Day following Parent’s receipt of written notice (a “Section 5.03(e) Notice”) (it being understood and agreed that a Section 5.03(e) Notice, any resolution or determination of the Company Board to make a Section 5.03(e) Notice or negotiations with Parent relating thereto as provided below in this Section 5.03(e) shall not be deemed to constitute a Change of Recommendation) from the Company advising Parent that the Company Board intends to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(h) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of any Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Company Board shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until after the second full Business Day following Parent’s receipt of a new Section 5.03(e) Notice from the Company with respect to such Superior Proposal as so amended). In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change of Recommendation, the Company Board shall take into account any proposals made by Parent to amend the terms of this Agreement, shall cause the Company’s financial adviser and legal counsel to negotiate in good faith with Parent regarding any such proposals and shall not make a Change of Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change of Recommendation or termination, the Company Board, after considering the results of any such negotiations and any revised proposals made by Parent, concludes that it continues to meet the requirements to make a Change of Recommendation under clause (A) above and/or that the Superior Proposal giving rise to the Section 5.03(e) Notice continues to be a Superior Proposal and that it continues to meet the requirements to terminate this agreement under clause (B) above.
          (f) Nothing contained in this Section 5.03 shall prohibit the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal that constitutes a tender offer or exchange offer so long as the requirements set forth in this Section 5.03 are satisfied, provided that such rules shall in no way eliminate or modify the effect that any action pursuant to such rules may otherwise have under this Agreement (including any such action which may constitute a Change of Recommendation, it being understood that a statement made pursuant to this Section 5.03(f) other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act that does not expressly reaffirm the Company Recommendation shall be deemed a Change of Recommendation).
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.01 Appropriate Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and MergerSub shall each use reasonable best efforts to as promptly as reasonably practicable: (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions; (b) obtain all Permits, waivers or authorizations required under Law (including all rulings and approvals of Governmental Authorities and consents from parties to Contracts) in connection with the authorization, execution, and delivery of this Agreement and the consummation by them of the Transactions, including the Offer and the Merger; (c) defend any proceeding challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order vacated or reversed; and (d) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the HSR Act or required under any Foreign Antitrust Laws; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions. Without limiting the foregoing, each of the parties shall use reasonable best efforts to (i) make or cause to be made the applications or filings required to be made by Parent, MergerSub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other Transactions as promptly as is reasonably practicable, and in any event within 10 Business Days after the date of this Agreement, and concurrently with such filing or as soon as practicable thereafter, request early termination of the waiting period under the HSR Act, (ii) comply at the earliest practicable date with any request under or with respect to the HSR Act or Foreign Antitrust Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Transactions and (iii) reasonably coordinate and cooperate with each other party in the making of any applications or filings (including furnishing any information the other party may require in order to make any such application or filing), or obtaining any approvals, required in connection with the Transactions under the HSR Act or Foreign Antitrust Laws. Notwithstanding anything contained herein, Parent shall have the right to take the lead in any communications or meetings with, and any dealings with, any third Person or Governmental Authority in connection with obtaining any such approvals, consents, Orders, exemptions or waivers, and the Company shall not take any actions, including entering into any agreements, arrangements or understandings, in connection therewith without the prior written consent of Parent. Each Party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions unless otherwise prohibited by Law. Notwithstanding anything to the contrary contained herein, in connection with the receipt of any necessary approvals under the HSR Act or any Foreign Antitrust Laws, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines, or properties of the Company or Parent, except for any such action as would be immaterial to Parent, the Company or the economic or business benefits of the Transactions to Parent.
     SECTION 6.02 Notification of Certain Matters. The Company shall give prompt notice to Parent after obtaining Knowledge of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, as the case may be, would be reasonably likely to cause any condition set forth in Section 7.01 or Annex I to not be satisfied at any time as a result of any representation or warranty of the Company contained in this Agreement being untrue or inaccurate in any material respect or any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company after obtaining Knowledge of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, as the case may be, would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect as a result of any representation or warranty of Parent or MergerSub contained in this Agreement being untrue or inaccurate in any material respect or any failure of Parent or MergerSub to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

     SECTION 6.03 Public Announcements. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly after the date hereof. Thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger or any other Transactions and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both Parent and the Company, except as may be required by Law or any listing agreement with NASDAQ or the rules of a securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance; provided, however, that the Company will no longer be required to obtain the prior consent of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation.
     SECTION 6.04 Employee Matters.
          (a) For a period of one year following the Effective Time, Parent shall cause the Surviving Corporation and each Company Subsidiary to provide to those individuals employed by the Surviving Corporation or by one or more of the Company Subsidiaries as of the Effective Time (each, a “Retained Employee” and collectively, the “Retained Employees”) salary and benefits under employee benefit plans (other than defined benefit pension plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control) which are substantially no less favorable in the aggregate than the benefits provided by the Company and any Company Subsidiary to Retained Employees under the Employee Benefit Plans listed in Section 3.10(a) of the Company Disclosure Schedule as in effect immediately before the Effective Time (excluding defined benefit pension plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation and plans that provide for payments or benefits under a change in control); provided, however, that Retained Employees covered by a collective bargaining agreement shall not be subject to the foregoing sentence, but shall be subject to the applicable collective bargaining agreement.
          (b) Effective upon the Effective Time, to the extent any employee benefit plan, program, or policy of Parent or Parent Subsidiary is made available to the Retained Employees: (i) service with the Company or its Subsidiaries (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) by any Retained Employee immediately prior to the Effective Time shall be credited in determining such employee’s eligibility, vesting and benefit levels, provided, however, that (x) such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan, or (y) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan and (ii) with respect to any welfare benefit plans in which such Retained Employees may become eligible to participate, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required and waive any pre-existing condition exclusions which were waived under the terms of any Employee Benefit Plan immediately prior to the Closing and waiting periods, other than waiting periods that have not been satisfied under any welfare plans maintained by the Company for Retained Employees prior to the Effective Time. The requirement of this Section 6.04(b) shall not apply to any Retained Employee covered by a collective bargaining agreement, it being understood that the terms of the applicable collective bargaining agreement covering each such Retained Employee shall apply.
          (c) Nothing in this Section 6.04, whether express or implied, shall (i) confer any rights upon any or remedies of any kind or description upon any Retained Employee or any other Person other than the Company and Parent and their respective successors and permitted assigns; (ii) constitute or create an employment agreement or otherwise contravene any employment-at-will relationship; (iii) constitute or be treated as an amendment, waiver, modification or adoption of any Employee Benefit Plan; (iv) prevent the amendment, modification or termination of any Employee Benefit Plan or interfere with the right or obligation of Parent or its affiliates to make such changes to the foregoing as are necessary to conform with applicable Law; or (v) limit the right of Parent, the Surviving Corporation, the Company or any of their respective affiliates to terminate the employment of any employee at any time or require Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any Retained Employees for any period of time following the Effective Time or otherwise to treat any such employee on any basis other than as an employee-at-will.
          (d) The Company shall not, during the period prior to the Effective Time, make any written or other communication to its employees relating to employee, compensation or benefits without the prior approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned.
          (e) Parent agrees to cause the Surviving Corporation to expressly assume those Employee Benefit Plans listed on Section 6.04(e) of the Company Disclosure Schedule.
          (f) Prior to the Closing, the Company and all Company Subsidiaries, as applicable, shall fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the Transactions. In connection with the foregoing, the Company, on behalf of itself and all Company Subsidiaries, shall periodically consult with Parent and keep Parent informed.
     SECTION 6.05 Indemnification, Exculpation and Insurance.
          (a) Each of Parent, MergerSub and the Surviving Corporation agrees that all rights to indemnification, advance and reimbursement of expenses, or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director or officer of the Company with respect to acts or omissions arising on or before the Effective Time provided for in its Organizational Documents or in Contracts in effect as of the date hereof and disclosed to Parent shall continue in full force and effect after the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation to comply with their obligations that correspond to such rights.

          (b) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to acts or omissions arising on or before the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such directors or officers; provided further, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium for the Company’s existing policies in respect of the coverages required to be obtained pursuant hereto (which annual premium is set forth on Section 6.05(b) of the Company Disclosure Schedule), but in such case shall purchase as much coverage as may be purchased for such amount. The Company may purchase, prior to the Offer Closing Date, or Parent may purchase or cause the Company to purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to acts or omissions occurring at or before the Effective Time, covering without limitation the Transactions; provided that the cost of such “tail” policy purchased by the Company prior to the Offer Closing Date shall not exceed 250% of the last annual premium paid by the Company for directors’ and officers’ liability insurance and fiduciary liability insurance. If such “tail” prepaid policy has been obtained, from and after the Effective Time Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
          (c) In the event Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the applicable obligations set forth in this section.
          (d) The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable by, each director, officer or other Person referred to herein, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
     SECTION 6.06 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause the transactions contemplated by Section 2.14 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     SECTION 6.07 Approval of Compensation Arrangements. If the Company enters into, adopts, amends, modifies or terminates any Arrangements, including the New Employment Agreements to which it is a party, with Covered Securityholders, all such amounts payable under such Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Arrangement, including the New Employment Agreements to which it is a party, shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date of all necessary actions by the Company Board, the Compensation Committee of such Company Board or its “independent directors” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.
     SECTION 6.08 Third Party Standstill Agreements During the period from the date of this Agreement through the Effective Time, the Company shall enforce to the fullest extent permitted under applicable Law (including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction) and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties; provided, however, (a) from the date of this Agreement until the No-Shop Period Start Date, the Company may grant any such waiver solely to the extent necessary to permit any counterparty to any such agreement to make non-public submissions of Acquisition Proposals or amendments thereto to the Company Board prior to the No-Shop Period Start Date and (b) at any time from the date of this Agreement to the Offer Closing, the Company may grant any such waiver if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to grant such waiver would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law. The Company shall provide written notice to Parent of the waiver or release of any standstill by the Company. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which does not expressly permit, or which contains any provision that adversely affects the rights of the Company under such confidentiality agreement upon, compliance by the Company with any provision of this Agreement.
     SECTION 6.09 State Takeover Laws. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company will not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law. If any Takeover Law becomes or is deemed to become applicable to the Company or the Transactions, then the Company Board shall take all actions necessary to render such Takeover Law inapplicable to the foregoing.
     SECTION 6.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this

Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger, any other Transaction or otherwise, without the prior written consent of Parent.
     SECTION 6.11 Financial Information and Cooperation. During the period prior to the Effective Time, the Company shall provide to Parent consolidated monthly financial statements and its complete monthly internal financial reporting package no later than 20 calendar days following the end of each fiscal month. The Company shall use, and shall cause its Representatives to use, their reasonable best efforts to cooperate and assist Parent and MergerSub with respect to the arrangement of Parent’s financing (the “Financing”). Further, the Company shall provide, and shall cause the Representatives of the Company to provide, all reasonable cooperation in connection with the arrangement and consummation of the Financing, including (a) promptly providing to Parent’s or MergerSub’s financing sources all material financial and other pertinent information with respect to the Company and the Transactions reasonably requested by Parent, including information and projections prepared by the Company relating to the Company and the Transactions, (b) causing the Company’s senior officers and other Representatives to be reasonably available to Parent’s or MergerSub’s financing sources in connection with such Financing, to participate in due diligence sessions, meetings and drafting sessions and to participate in presentations related to the Financing, including presentations to rating agencies, (c) assisting, and using its reasonable best efforts to cause its Representatives to assist, in the preparation of one or more appropriate offering documents (including the preparation of pro forma financial statements meeting the requirements of SEC Regulation S-X) and assisting Parent’s or MergerSub’s financing sources in preparing and delivering other appropriate marketing and closing materials, in each case to be used in connection with the Financing, (d) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Financing, (e) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters and assisting Parent in obtaining comfort letters of the Company’s accountants, consents of the Company’s accountants for use of their reports in any materials relating to the Financing, and legal opinions of the Company’s counsel, and (f) reasonably facilitating the pledge of the Company’s assets as collateral. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing. Parent (i) acknowledges and agrees that the Company, the Company Subsidiaries and their respective Representatives shall not incur any Liability to any Person prior to Effective Time under the Financing and (ii) shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or reasonable expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except (A) with respect to any information provided by the Company or any of the Company Subsidiaries in writing for inclusion in customary offering documents and any historical financial information relating to the Company or the Company Subsidiaries contained in any Company SEC Documents and (B) for any of the foregoing to the extent the same is the result of willful misconduct or bad faith of the Company, any Company Subsidiary or their respective Representatives.
     SECTION 6.12 Stock Exchange De-listing; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. Prior to April 15, 2011, the Company shall amend its annual report on Form 10-K for the year ended December 31, 2010 to include the information required to be set forth in Part III thereof without reliance on incorporation by reference to the Company’s proxy statement for its 2011 annual meeting of stockholders.
ARTICLE VII
CONDITIONS
     SECTION 7.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent, MergerSub and the Company, as the case may be, to the extent permitted by applicable Law:
          (a) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained, if required pursuant to the requirements of the DGCL.
          (b) Acceptance of Shares. MergerSub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.
          (c) No Law or Order. No Law shall have been enacted or promulgated by any Governmental Authority which prohibits consummation of the Merger, and no Governmental Authority shall have issued any Order (whether temporary, preliminary, or permanent) which prohibits consummation of the Merger.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01 Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote has been obtained, upon written notice (other than in the case of Section 8.01(a) below) from the terminating party to the nonterminating party specifying the subsection of this Section 8.01 pursuant to which such termination is effected:
          (a) by mutual written consent of Parent, MergerSub and the Company;
          (b) by Parent, prior to the Offer Closing, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clause (d) or (e) of Annex I and (B) is incapable of being cured by the Company by the date that is 20 Business Days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 Business Days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter;
          (c) by the Company, prior to the Offer Closing, if (i) (A) Parent or MergerSub shall have breached any of its representations or warranties which breach (1) would result in any of the representations or warranties of Parent and MergerSub in Section 4.01 of this Agreement that is qualified as to “Parent Material Adverse Effect” not being true and correct in all respects or any such representation or warranty that is not so qualified as to “Parent Material Adverse Effect” not being true and correct in all material respects or (2) would result in any other representation and warranty of Parent and MergerSub in Article IV of this Agreement (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” qualifiers set forth therein) not being true and correct in all respects, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (B) Parent or MergerSub shall have breached or failed, in any material respect, to perform or comply with any of its agreements or covenants to be performed or complied with by it under this Agreement and (ii) such breach or failure to perform or comply is incapable of being cured by Parent or MergerSub by the date that is 20 Business Days after such breach or failure or, if capable of being cured by Parent or MergerSub by such date, Parent or MergerSub does not commence to cure such breach or failure within 10 Business Days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter;
          (d) by either Parent or the Company if an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer, the Merger or the Transactions, and such Order shall have become final and non-appealable;
          (e) by either Parent or the Company if (i) the Offer has not been consummated on or before September 10, 2011 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.01(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Offer to have been consummated by such date;
          (f) by either Parent or the Company if (i) the Offer shall have expired (taking into account any extensions as provided herein) or been terminated without any shares of Company Common Stock being purchased therein and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.01(f) shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Offer to have been consummated;
          (g) by Parent, prior to the Offer Closing, if (i) the Company Board or any committee thereof shall have effected a Change of Recommendation (whether or not in compliance with Section 5.03), (ii) after the No-Shop Period Start Date (or if later, the date after which there ceases to be an Excluded Party or Extension Excluded Party), the Company Board or any committee thereof shall have failed to publicly affirm the Company Recommendation within three (3) Business Days of a request in writing to do so by Parent following the public announcement or public disclosure of an Acquisition Proposal, (iii) the Company shall fail to include the Company Recommendation in the Schedule 14D-9, or (iv) there is a Willful and material breach by the Company of its obligations under Section 5.03 (each of clauses (i)—(iv), a “Triggering Event”);
          (h) by the Company, prior to the Offer Closing, if the Company Board determines to enter into a definitive agreement providing for a Superior Proposal pursuant to and in compliance with Section 5.03 (including the payment to Parent of the Termination Fee concurrently with such termination in accordance with Section 8.03); or
          (i) by the Company if (i) (A) in violation of Section 1.01, MergerSub fails to commence the Offer or (B) MergerSub, in violation of the terms of this Agreement, fails to accept for payment and to purchase any validly tendered shares of Company Common Stock pursuant to the Offer, (ii) the Company shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Offer to have been commenced or consummated by such date, as applicable and (iii) such violation and failure to perform is not cured within 2 Business Days after Parent’s receipt of written notice thereof from the Company.
     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, except that the provisions of Section 5.02(b), this Section 8.02, Section 8.03 and Article IX shall survive any such termination, and there shall be no Liability on the part of any party hereto or their respective directors, officers, employees or stockholders; provided, however, that nothing herein shall relieve any party from any Liability for any Willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of such a Willful and material breach, at law or in equity, shall be preserved.
     SECTION 8.03 Termination Fee.
          (a) Anything to the contrary notwithstanding, if this Agreement is terminated:
          (i) by Parent pursuant to Section 8.01(g);
          (ii) by the Company pursuant to Section 8.01(h); or
          (iii) (A) (1) by Parent or the Company pursuant to Section 8.01(e), (2) by Parent or the Company pursuant to Section 8.01(f) in circumstances where the Offer shall have expired (taking into account any extensions as provided herein) or been terminated without any shares of Company Common Stock being purchased therein as a result of the failure to satisfy the Minimum Condition or (3) by Parent pursuant to Section 8.01(b) and (B) (1) an Acquisition Proposal shall have been publicly made or publicly disclosed or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal prior to such termination and (2) within 12 months after the termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement is entered into by the Company providing for an Acquisition Transaction, then in each such case the Company shall pay Parent (or MergerSub, as directed by Parent) the Termination Fee. As used herein, the “Termination Fee” shall mean a cash amount equal to $20,940,000; except in the event that this Agreement is terminated by the Company pursuant to Section 8.01(h) (I) prior to the No-Shop Period Start Date or (II) after the No-Shop Period Start Date and prior to the Cut-off Date, to enter into a definitive agreement with an Excluded Party or Extension Excluded Party, in either case (I) or (II), the “Termination Fee” shall mean a cash amount equal to $11,280,000.
          (b) If the Termination Fee becomes payable, the Company shall make payment by wire transfer of immediately available funds to an account designated in writing by Parent. The Termination Fee shall be paid within one (1) Business Day after termination of this Agreement in the case of the occurrence of any event described in clause (i) of Section 8.03(a) above, concurrently with the termination of this Agreement in the case of the occurrence of any event described in clause (ii) of Section 8.03(a) above, and upon the date the Acquisition Transaction is consummated in the case of the occurrence of any event described in clause (iii) of Section 8.03(a) above. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable Law, the Company shall not withhold any withholding Taxes on any payment under this Section 8.03.
          (c) The Company acknowledges that the agreements contained in Section 8.03 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, the Termination Fee shall be deemed to include the out-of-pocket costs and expenses incurred by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Bank of America from time to time as such bank’s prime rate plus two percent (2%).
     SECTION 8.04 Amendments. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment may be made which would (a) reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger or (b) alter or change any of the terms or conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would require approval of the Company’s stockholders under the DGCL. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or demand such compliance.
ARTICLE IX
GENERAL PROVISIONS
          SECTION 9.01 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.
          SECTION 9.02 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (c) if sent by facsimile transmission or by electronic mail before 5:00 p.m. (New York City time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission or by electronic mail on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (New York City time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the parties at the following addresses or telecopier numbers (or at such other address or telecopier numbers for a party as shall be specified by like notice):
(a)	If to Parent or MergerSub:
Tomy Company, Ltd.
Attention: Kantaro Tomiyama
7-9-10 Tateishi, Katsushika-ku
Tokyo 124-8511, Japan
Telecopier: (03) 5654-1318
E-Mail: tomiyama@takaratomy.co.jp
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Attention: Nobuhisa Ishizuka

Izumi Garden Tower, 21st Floor
1-6-1, Roppongi, Minato-ku, Tokyo, 106-6021
Telecopier: +81.3.3568-2626
E-Mail: Nobuhisa.Ishizuka@skadden.com
Skadden, Arps, Slate, Meagher & Flom LLP
Attention: Richard C. Witzel, Jr.
155 N. Wacker Drive, Suite 3500
Chicago, IL 60606
Telecopier: (312) 407-0411
E-Mail: Richard.Witzel@skadden.com
(b)	If to Company:
RC2 Corporation
Attention: Curtis W. Stoelting
1111 West 22nd Street, Suite 320
Oak Brook, Illinois 60523
Telecopier: (630) 573-7578
E-Mail: cwstoelting@rc2corp.com
With a copy to:
Reinhart Boerner Van Deuren s.c.
Attention: James M. Bedore, Esq.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Telecopier: (414) 298-8097
E-Mail: jbedore@reinhartlaw.com
          SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:
          “Acceptable Confidentiality Agreement” shall mean any confidentiality and standstill agreement that contains provisions no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the non-public submission of Acquisition Proposals or amendments thereto to the Company Board prior to the No-Shop Period Start Date); provided that such confidentiality and standstill agreement shall expressly permit, and shall not contain any provision that adversely affects the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.
          “Acquisition Proposal” shall mean any offer or proposal that relates to any Acquisition Transaction.
          “Acquisition Transaction” shall mean any transaction or series of transactions, other than the Offer and the Merger contemplated by this Agreement, directly or indirectly involving: (i) any merger, consolidation, reorganization, amalgamation, share exchange, business combination, recapitalization, dissolution, liquidation or other similar transaction involving the Company (A) in which a Person directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding shares of Company Common Stock or (B) in which the Company issues securities representing 15% or more of the outstanding shares of Company Common Stock, (ii) any sale, lease, exchange, transfer, license or other disposition of any business or businesses or assets (including any equity securities of any Company Subsidiary) which constitute 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (iii) any sale, purchase, tender offer, exchange offer or other acquisition that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of the Company.
          “beneficially owned” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.
          “Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date on which payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York or Tokyo, Japan.
          “Change in Control Contract” shall mean any Contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company.
          “Claim” shall mean any claim, demand, cause of action, investigation, inquiry, suit, action, charge or legal, administrative, arbitrative or other proceeding.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.
          “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent and MergerSub concurrently with the execution of this Agreement.
          “Company Material Adverse Effect” shall mean any change, event, development, effect, condition, action, violation, inaccuracy, circumstance or occurrence that individually or in the aggregate with all other changes, events, developments, effects, conditions, actions, violations, inaccuracies, circumstance or occurrences, is (a) materially adverse to the business, financial condition, results of operations, assets or Liabilities of the Company and the Company Subsidiaries, taken as a whole, or (b) has prevented, or is reasonably likely to prevent the consummation by the Company of each of the Transactions or the performance of its material obligations under this Agreement, other than, in the case of clause (a) only, changes, events, developments, effects, conditions, actions, violations, inaccuracies, circumstances or occurrences arising out of or resulting from (i) general changes in conditions in the United States economy or capital or financial markets, (ii) general changes in the businesses and industries in which the Company and the Company Subsidiaries operate, (iii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (iv) changes in Law or GAAP, or any interpretation thereof, (v) (A) the announcement or pendency of this Agreement or the Transactions (including any impact on or disruptions in relationships with customers, suppliers, licensors, dealers, employees or other similar relationships), (B) the failure by the Company to obtain any consent set forth on Section 3.05(a) or 3.05(b) of the Company Disclosure Schedule after the Company has satisfied its obligations under Section 6.01 with respect to such consent or (C) any actions taken pursuant to (and required by) Section 5.01 of this Agreement or the failure to take any actions due to restrictions set forth in Section 5.01 of this Agreement, (vi) any failure, in and of itself, to meet financial projections, forecasts, estimates or budgets, provided that the exception in this clause shall not exclude a determination that a change, event, development, effect, condition, action, effect, violation, inaccuracy, circumstance or occurrence underlying such failure has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, or (vii) any change in prices or trading volume of the Company Common Stock, provided that the exception in this clause shall not exclude a determination that a change, event, development, effect, violation, inaccuracy, circumstance or occurrence underlying such change in prices or trading volume has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect; except in the cases of clauses (i), (ii), (iii) and (iv), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which the Company and the Company Subsidiaries operate.
          “Company Options” shall mean any outstanding options to purchase shares of Company Common Stock granted under any of the Company Stock Plans.
          “Company Restricted Stock” shall mean any outstanding shares of restricted stock granted under any of the Company Stock Plans.
          “Company RSUs” shall mean any outstanding restricted stock units (including performance-based restricted stock units) granted under any of the Company Stock Plans.
          “Company SARs” shall mean any outstanding stock appreciation rights (whether cash-settled or stock-settled) granted under any of the Company Stock Plans.
          “Company Stock Plans” shall mean the Company’s 2005 Stock Incentive Plan, the Racing Champions Ertl Corporation Stock Incentive Plan and any predecessor plans thereto and each other equity compensation plan pursuant to which outstanding equity-based awards are held by employees or directors of or other service providers to the Company or its Subsidiaries.
          “Company Stock Rights” shall mean any outstanding Company Options, Company RSUs or Company SARs.
          “Company Subsidiary” shall mean any Subsidiary of the Company.
          “Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract, arrangement or understanding or other legally binding instrument or agreement, whether written or oral.

          “Employee Benefit Plan” shall mean any Pension Plan, Welfare Plan or Fringe Benefit Plan, whether written or oral and whether qualified or non-qualified, and any trust, escrow, or other agreement covering any present or former directors, officers, consultants or employees of the Company or any Company Subsidiary or any of their respective dependents including each loan to any non-officer employee, loans to officers and directors, any current or former offer letter or employment or executive compensation or severance agreement for the benefit of, or relating to, any present of former employee, consultant or director of the Company or any Company Subsidiary, and each plan, program, agreement and arrangement maintained or contributed to for the benefit of, provided to, or otherwise relating to, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary employed in a jurisdiction outside the United States.
          “Encumbrance” shall mean any mortgage, security interest, title retention agreement, option to purchase, right of first refusal, lien, Claim, pledge or other encumbrance or restriction of any nature whatsoever.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, complaints, demands, directives, Orders, Claims, Encumbrances, investigations, proceedings or written notices of noncompliance or violation by or from any Person alleging Liability of any kind (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence of, threat of Release of, Release of or exposure to, any Hazardous Material at any location, and/or (b) the failure to comply with any Environmental Law.
          “Environmental Laws” shall mean all applicable federal, state, local and foreign Laws, and binding determinations, orders, Permits, licenses or rulings of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.) (“RCRA”), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.).
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.
          “ESPP” shall mean the Company’s Employee Stock Purchase Plan, as amended.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.
          “Excluded Party” shall mean any Person (other than Parent and any of the Parent Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 80% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement), from whom the Company has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Company Board determines (and provides written notice to Parent of such determination at such time and a summary of the Company Board’s reasons for such determination), in good faith, after consultation with the Company’s financial advisor and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, and which Acquisition Proposal has not expired or been terminated, rejected or withdrawn as of the No-Shop Period Start Date.
          “Expiration Date” shall mean the expiration date for the Offer (as it may have been extended or re-extended pursuant to this Agreement).
          “Extension Excluded Party” shall mean any Excluded Party from whom the Company has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to 5:00 p.m. (New York City time) on the Extension Excluded Party Notice Date who has remained an Excluded Party at all times up to such time and which Acquisition Proposal, on the Extension Excluded Party Notice Date, the Company Board determines, in good faith, after consultation with the Company’s financial advisor and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal.
          “Foreign Antitrust Laws” shall mean any Laws (other than the HSR Act) intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to or substantial lessening of competition.
          “Fringe Benefit Plans” shall mean (i) any fringe benefit plan under Code Sections 125, 127, 129, 132, or 137 and (ii) any bonus, commission, profit sharing, savings, provident funds, education funds, pension funds, manager insurance polices, deferred compensation, incentive compensation, restricted stock, stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, other stock-based incentive, supplemental retirement, salary continuation, severance, termination, sabbatical, employee relocation, employment-related change in control benefit or any other fringe benefit plan, program, agreement or arrangement which is not within the meaning of a Pension Plan or Welfare Plan, in each case which is maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability.
          “Fully-Diluted Basis” shall mean the outstanding shares of Company Common Stock assuming conversion or exercise of all derivative securities, but excluding the shares of Company Common Stock subject to the Top-Up Option.

          “GAAP” shall mean generally accepted accounting principles in the United States.
          “Governmental Authority” shall mean any government, judicial or arbitral body, regulatory or administrative agency, commission or authority, securities exchange (including NASDAQ), or other governmental or regulatory authority, agency or instrumentality, whether federal, state or local, domestic, foreign or multinational.
          “Hazardous Materials” shall mean hazardous substances as that term is defined in CERCLA, solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified under any Environmental Law.
          “Intellectual Property” shall mean all of the intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S., foreign and multinational: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (b) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights, related rights and copyrightable subject matter (“Copyrights”); (d) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); (e) rights in computer software programs and applications (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations, including user manuals and training materials, related to any of the foregoing (“Software”); (f) tangible and intangible proprietary information or materials; and (g) all applications filed, applications to be filed, and registrations relating to any of the foregoing clauses (a)-(f) above.
          “IRS” shall mean the United States Internal Revenue Service.
          “Knowledge” shall mean, with respect to the Company, the actual knowledge of a particular fact or other matter by any of the individuals set forth in Section 9.03 of the Company Disclosure Schedule after reasonable inquiry and, with respect to Parent or MergerSub, the actual knowledge of a particular fact or other matter by any of the individuals set forth in Section 9.03 of the Parent Disclosure Schedule after reasonable inquiry.
          “Laws” shall mean all domestic (federal, state or local) and foreign laws, statutes, constitutions, principles of common law, ordinances, codes, permits, rules, regulations, policies, guidelines, rulings, requirements or Orders issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
          “Liability” shall mean any direct or indirect indebtedness, Claim, deficiency, guaranty, endorsement, obligation or other liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

          “NASDAQ” shall mean the NASDAQ Stock Market.
          “Order” shall mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its property.
          “Organizational Documents” shall mean: (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (e) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.
          “Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent and MergerSub to the Company concurrently with the execution of this Agreement.
          “Parent Material Adverse Effect” shall mean any change, event, development, effect, condition, action, violation, inaccuracy, circumstance or occurrence that has prevented or materially delayed, or is reasonably likely to prevent or materially delay, consummation by Parent or MergerSub of the Offer or the Merger or the performance of Parent or MergerSub’s material obligations under this Agreement.
          “Parent Subsidiary” shall mean any Subsidiary of Parent.
          “Pension Plan” shall mean each “employee pension benefit plan” as defined in Section 3(2) of ERISA maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability. The term “Pension Plan” includes an “employee pension benefit plan” which is subject to an exemption under ERISA.
          “Permits” shall mean permits, licenses, variances, exemptions, consents, Orders, clearances, approvals, qualifications, registrations, certifications and similar authorizations from any Governmental Authority.
          “Person” shall mean an individual, corporation, partnership, limited liability company, business trust, joint stock company, association, trust, unincorporated organization, joint venture, Governmental Authority or other entity or group (as defined in Section 13(d) of the Exchange Act).
          “Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, building surface, soil, surface water, ground water or air, or otherwise entering into the environment.

          “Representatives” shall mean a Person’s officers, directors, employees, accountants, legal counsel, investment bankers and other authorized representatives.
          “SEC” shall mean the United States Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations thereunder.
          “SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations thereunder.
          “Subsidiary” shall mean with respect to any Person, (a) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (b) any general partnership, joint venture, limited liability company, statutory trust, or other entity (other than a limited partnership), at least a majority of the outstanding partnership, membership, or other similar interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (c) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person.
          “Superior Proposal” shall mean a bona fide written Acquisition Proposal (provided that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “51%”) that the Company Board determines, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and in light of all relevant circumstances and all terms and conditions of such Acquisition Proposal and this Agreement (and if applicable, any proposal by Parent to amend the terms of this Agreement pursuant to Section 5.03(e) or otherwise), (i) is more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger and (ii) is reasonably capable of being completed on the terms so proposed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal.
          “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local, or foreign Governmental Authority or taxing authority or agency, including: (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, any amount owed in respect of any Law relating to unclaimed property or escheat, occupation, premiums, windfall profits, transfer, and gains taxes; (b) customs, duties, imposts, charges, levies, or other similar assessments of any kind; (c) interest, penalties, and additions to tax imposed with respect thereto, and any Liability for or in respect of any amounts described in clauses (a), (b) or (c) as a transferee or successor, by Contract, or as a result of having filed any

Tax Return on a combined, consolidated, unitary, affiliated or similar basis with any other Person.
          “Tax Returns” shall mean returns, reports, information statements, forms and any other document (including elections, declarations, amendments, schedules, or attachments thereto) with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority or taxing authority or agency, domestic or foreign, including affiliated, consolidated, combined and unitary tax returns.
          “Welfare Plan” shall mean each “employee welfare plan” as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code Section 125 and health reimbursement arrangements, maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability. The term “Welfare Plan” includes an “employee welfare plan” which is subject to an exemption under ERISA.
          “Willful” shall mean, with respect to a breach of this Agreement by a party, that such breach is intentional and a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.
          SECTION 9.04 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (b) “or” is not exclusive; (c) “including” and its variants mean “including, without limitation” and its variants; (d) words defined in the singular have the parallel meaning in the plural and vice versa; (e) references to “written” or “in writing” include in electronic form; (f) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (g) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) references to “dollars” or “$” in this Agreement shall mean United States dollars; (j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property; (k) all Sections, Articles, Schedules and Exhibits referred to herein are, respectively, Sections and Articles of, and Schedules and Exhibits to, this Agreement; (l) as used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; and (m) the phrase “made available” in this Agreement shall mean that the information or documents referred to have been posted and made available for viewing and printing by Parent, MergerSub and their Representatives on the electronic datasite for the Transactions and that was established by the Company and hosted by IntraLinks, Inc.
          SECTION 9.05 Headings. The headings contained in this Agreement, the Table of Contents and the Index of Defined Terms are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
          SECTION 9.07 Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto, the Confidentiality Agreement and the New Employment Agreements, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder (provided that (i) the provisions of this Agreement shall supersede any conflicting provision of the Confidentiality Agreement and (ii) the standstill and any other similar provisions of the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement solely to the extent necessary to permit Parent and MergerSub to make proposals and changes in terms in accordance with Section 5.03(e) (in each case, solely with respect to Parent and MergerSub and their respective Representatives, and not for any other Person or for purposes of the definition of an Acceptable Confidentiality Agreement)).
          SECTION 9.08 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that MergerSub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to one or more direct or indirect wholly owned Subsidiaries of Parent, or any combination thereof, but no such assignment shall relieve MergerSub of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.
          SECTION 9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Sections 2.11, 2.12 and 2.14 which shall be enforceable following the Effective Time by the holders of the Company Common Stock and Company Stock Rights and (b) the provisions of Section 6.05 which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons following the Effective Time.
          SECTION 9.10 Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred by any party in connection with this Agreement, the New Employment Agreements and the Transactions shall be borne solely and entirely by the party that has incurred the same, except that each of Parent and the Company shall pay 50% of the expense of printing and filing the Proxy Statement, if any, Schedule 14D-9, Offer Documents and all SEC, HSR Act and other regulatory filing fees incurred in connection with this Agreement and the Transactions.

          SECTION 9.11 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.
          SECTION 9.12 Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware (a “Delaware Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all Claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court. No party may move to (a) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (b) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction or (c) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by Law.
          SECTION 9.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
          SECTION 9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile or in portable document format (“pdf”) shall be binding for all purposes hereof.
          SECTION 9.15 Enforcement of Agreement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the foregoing, it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s and MergerSub’s obligations to fund the Offer and the Merger and to consummate the Offer and the Merger. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an injunction, an award of specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity. All rights, powers and remedies provided by this Agreement or otherwise available in respect hereof in law or at equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOMY COMPANY, LTD.
By:	/s/ Kantaro Tomiyama
	Name:	Kantaro Tomiyama
	Title:	President & C.E.O.

GALAXY DREAM CORPORATION
By:	/s/ Kantaro Tomiyama
	Name:	Kantaro Tomiyama
	Title:	President

RC2 CORPORATION
By:	/s/ Curtis W. Stoelting
	Name:	Curtis W. Stoelting
	Title:	CEO

Signature Page to Agreement and Plan of Merger

ANNEX I
CONDITIONS OF THE OFFER
          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) MergerSub’s right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), MergerSub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to MergerSub’s obligation to pay for or return tendered shares of Company Common Stock after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Company Common Stock if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.01), (i) the Minimum Condition shall not be satisfied, (ii)(A) any applicable waiting period under the HSR Act shall not have expired or been terminated or (B) all approvals, clearances, filings or waiting periods or consents of Governmental Authorities required pursuant to any Foreign Antitrust Laws applicable to the Transactions shall not have expired, be deemed expired, or been made or received or deemed received, as the case may be or (iii) at any time on or after the date of the Agreement and prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, any of the following events shall occur and be continuing:
          (a) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable by any Governmental Authority to the Offer, the Merger or the Transactions, or any other action shall be taken by any Governmental Authority that is reasonably likely to result, directly or indirectly, in (i) restraining or prohibiting MergerSub’s or Parent’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of the Company’s and the Company Subsidiaries’ businesses or assets, or to compel Parent or MergerSub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) restraining or prohibiting the acquisition by Parent or MergerSub of any shares of Company Common Stock under the Offer or the making or consummation of the Offer or the Merger, (iii) imposing material limitations on the ability of MergerSub, or rendering MergerSub unable, to accept for payment, pay for or purchase some or all of the shares of Company Common Stock pursuant to the Offer and the Merger, or (iv) imposing material limitations on the ability of MergerSub or Parent to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company’s stockholders;
          (b) since the date of the Agreement, there shall have occurred any change, event, development, effect, condition, action, violation, inaccuracy, circumstance or occurrence which has had, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (c) a Triggering Event shall have occurred;

          (d) (i) the representations and warranties of the Company set forth in Sections 3.03(a) or 3.03(c) shall not be true and correct in all respects (except for any de minimis inaccuracy) at and as of the date of this Agreement and at and as of such time on or after the date of the Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), (ii) any of the representations and warranties of the Company in Section 3.01(a) that is qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all respects, or any such representation or warranty that is not so qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of such time on or after the date of the Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (iii) any other representation and warranty of the Company in Article III (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the date of this Agreement and at and as of such time on or after the date of the Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
          (e) the Company shall have breached or failed, in any material respect, to perform or to comply with its agreements and covenants to be performed or complied with by it under the Agreement at or prior to the Offer Closing;
          (f) the Company shall have terminated or amended any of the New Employment Agreements or waived any provision thereof (except, in each case, with the prior written consent of Parent); or
          (g) the Agreement shall have been terminated in accordance with its terms.
          At the request of Parent or MergerSub the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer of the Company certifying that none of the conditions set forth in clauses (b), (d) and (e) above shall have occurred and be continuing at the expiration of the Offer (as extended).
          The foregoing conditions are for the sole benefit of Parent and MergerSub, may be asserted by Parent or MergerSub regardless of the circumstances giving rise to such condition, and may be waived by Parent or MergerSub in whole or in part at any time and from time to time in the sole discretion of Parent or MergerSub, subject in each case to the terms of the Agreement. The failure by Parent or MergerSub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
          The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is annexed.

EXHIBIT B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RC2 CORPORATION
          FIRST: The name of the Corporation is RC2 Corporation (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).
          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the

Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.
(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
          SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT C

Curtis Stoelting:	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $3,500,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

Peter Henseler	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $3,500,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

Peter Nicholson:	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $1,000,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

Greg Kilrea:	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $1,000,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

Helena Lo:	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $1,000,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

Jamie Kieffer:	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $150,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

Gary Hunter:	The sum of (i) that number of shares of Restricted Stock, (ii) that number of Company RSUs that would otherwise have an RSU Cancellation Value and (iii) that number of Company Options and Company SARs that would otherwise have an Option/SAR Cancellation Value equal to $150,000 in the aggregate shall not vest and shall be cancelled at the Effective Time.

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